EXHIBIT 10.2

AGREEMENT AND PLAN OF MERGER

by and among

INTERCONTINENTALEXCHANGE, INC.,

COLUMBIA MERGER CORPORATION,

CREDITEX GROUP INC.,

and

TA ASSOCIATES, INC., as the Stockholders’ Representative
(for the limited purposes described herein)

June 3, 2008

i

ANNEXES
Annex A	List of Defined Terms

EXHIBITS
Exhibit A	Form of Stockholder Written Consent
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Certificate of Incorporation of Surviving Corporation
Exhibit E	Form of 16(b) Resolution

DISCLOSURE SCHEDULES
2.2(a)	Company Stock Plans
2.11	Employee Stockholders
4.1(a)	Existence; Good Standing; Authority
4.2(a)	Capitalization
4.2(b)	Company Options
4.3(a)	Company Subsidiaries
4.3(b)	Subsidiaries Good Standing
4.4(a)	No Conflicts
4.4(b)	Consents
4.4(c)	Claims
4.5(a)	Company Financial Statements
4.5(b)	Indebtedness and Liabilities
4.6	Absence of Certain Changes
4.7(a)	Litigation
4.8	Taxes
4.9(a)(1)	Employee Benefit Plans
4.9(a)(2)	Employee Benefit Plans (Company Non-U.S. Plans)
4.9(a)(3)	Employee Benefit Plans (ERISA Affiliates)
4.9(e)	Employee Benefit Plans (Changes in Benefit Plans)
4.9(f)	Employee Benefit Plans (Change of Control Consequences)
4.10(a)	Owned Real Property
4.10(b)	Leased Real Property
4.10(c)	Tangible Real Property
4.11(a)	Labor and Employment Matters
4.11(c)	UK Employees
4.12	Contracts
4.13(b)	Intellectual Property Licenses
4.13(c)	Registered Intellectual Property
4.13(d)	Intellectual Property — Unregistered and Common Law Marks
4.13(f)	Intellectual Property (Developed)
4.13(h)	Intellectual Property — Potential Infringements
4.13(i)	Confidential Information
4.14(a)	Company Licensed/Proprietary Software

4.14(b)	Open Source Software
4.15	Environmental Matters
4.16	Insurance Policies
4.18	Compliance with Laws
4.19(a)	Governmental Permits
4.19(b)	Government Regulation
4.19(i)	Broker-Dealer Registration
4.20	Books and Records
4.21	Related Party Transactions
4.23	Anti Money Laundering Policies and Procedures
4.24(c)	Knowledge of the Company
6.1	Conduct of the Business Prior to Closing
7.8(b)	Benefit Plans
8.1(c)	Governmental Consents
8.2(f)(i)	United States Employees
8.2(f)(ii)	United Kingdom Employees
8.2(g)	Contract Consents

v

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 3, 2008, is by and among IntercontinentalExchange, Inc., a Delaware corporation (“Buyer”), Columbia Merger Corporation, a Delaware corporation (“MergerCo”), Creditex Group Inc., a Delaware corporation (the “Company”), and TA Associates, Inc., solely in the capacity of Stockholders’ Representative and only for the express purposes provided for herein and for no other purpose (the “Stockholders’ Representative”). An index of defined terms used in this Agreement is attached as Annex A hereto.
     WHEREAS, Buyer and the Company wish to effect a business combination through a merger (the “Merger”) of MergerCo with and into the Company on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”);
     WHEREAS, it is intended that (a) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, by virtue of the provisions of Section 368(a)(2)(E) of the Code, (b) this Agreement shall constitute a plan of reorganization for purposes of Section 354 and 361 of the Code, and (c) that each of Buyer, MergerCo and the Company shall be a “party to a reorganization” within the meaning of Section 368(b) of the Code;
     WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement and the Merger are advisable and in the best interest of the Company and its stockholders;
     WHEREAS, the respective Boards of Directors of Buyer and MergerCo have determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are in the best interest of Buyer and MergerCo, respectively;
     WHEREAS, immediately following the execution and delivery of this Agreement, the Company shall use commercially reasonable efforts to obtain from all of its stockholders an irrevocable and unconditional action by written consent adopting this Agreement and approving the Merger, substantially in the form attached hereto as Exhibit A (the “Stockholder Written Consent”); and
     WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer shall enter into a Registration Rights Agreement, substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), with certain Stockholders of the Company, and Buyer shall enter into an Escrow Agreement, substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”), with the Stockholders’ Representative,
     NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE MERGER
     Section 1.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2), the Company and MergerCo shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into the Company and the separate corporate existence of MergerCo shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be governed by the Laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL.
     Section 1.2 Effective Time. On the Closing Date (as defined in Section 1.4), MergerCo and the Company shall duly execute a certificate of merger (the “Certificate of Merger”) and file such Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective upon the later of: (a) the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (b) such later date and time as may be specified in the Certificate of Merger with the consent of Buyer and the Company (the “Effective Time”).
     Section 1.3 Certificate of Incorporation and By-Laws. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended pursuant to the Merger to read in its entirety as set forth in Exhibit D hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended, restated, repealed or otherwise modified as provided by Law or the terms of such certificate of incorporation. The by-laws of MergerCo, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by Law, by the terms of the certificate of incorporation of the Surviving Corporation and by the terms of such by-laws.
     Section 1.4 Closing. The closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the third (3rd) Business Day (as defined below) following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions which by their nature are required to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) shall have been satisfied or waived in accordance with this Agreement), and shall take place at such time and on a date to be specified by the parties (the actual date of such Closing, the “Closing Date”). The Closing shall take place at the offices of Goodwin Procter LLP (“Goodwin”), 620 Eighth Avenue, New York, NY 10018, or at such other place as agreed to by the parties hereto. “Business Day” means any day other than a day on which the office of the Secretary of State of the State of Delaware is closed or banks in New York, New York are required to close.
     Section 1.5 Directors and Officers. The directors of MergerCo immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the

Surviving Corporation, and the officers of the Surviving Corporation immediately prior the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation, in each case to hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and the DGCL.
ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS
     Section 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of the Company Stock (as defined in Section 2.1(e)(v)) (each a “Stockholder,” and collectively, the “Stockholders”) or any shares of the capital stock of MergerCo:
          (a) MergerCo Shares. Each share of common stock, par value $0.01 per share, of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
          (b) Cancelled Shares. Each share of Company Stock that is owned by the Company, by Buyer or by MergerCo shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.
          (c) Company Common Stock. Each share of the Company’s Common Stock, par value $.001 per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(b), the Company Restricted Stock (as defined in Section 2.2(b)), and any Dissenting Shares (as defined in Section 3.3(a)) will be converted into, subject to this Article II and the last sentence of Section 3.2(c), the right to receive (i) subject to Section 2.10 and Section 2.11, that number of shares of Common Stock, par value $.01 per share, of the Buyer (“Buyer Stock”), equal to the Common Stock Merger Consideration per Share (as defined in Section 2.1(e)(iv)) and (ii) a contingent right to receive (x) in the event that the Final Closing Adjustment is a positive amount as provided in Section 2.5(d), the portion of such Final Closing Adjustment to be delivered in respect of a share of Common Stock in the form and at the time determined pursuant to Section 2.5(d), (y) each time, if at all, there is a release and distribution to the Stockholders of Escrow Shares and Escrow Cash from the Escrow Funds, the portion of such Escrow Shares and Escrow Cash to be delivered in respect of a share of Common Stock in the form and at the times determined pursuant to the Escrow Agreement, and (z) in the event that there is a release and distribution of any amount held in the Stockholders’ Representative Expense Fund, the portion of such distribution allocated in respect of a share of Common Stock. Notwithstanding the foregoing, an Electing Employee Stockholder (as defined in Section 2.11(a)) may, in respect of each share of Common Stock (other than shares representing Company Restricted Stock) owned by such Electing Employee Stockholder, elect in lieu of the Common Stock Merger

Consideration per Share provided for in clause (i) of the immediately preceding sentence, to receive the Cash Consideration Per Share and the other contingent consideration described in Section 2.11(a) in accordance with and subject to the terms and conditions of Section 2.11 and Section 3.1 (such election, a “Cash Election”). As of the Effective Time, all such shares of Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a stock certificate which immediately prior to the Effective Time represented any such shares of Common Stock (a “Common Stock Certificate”) shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Common Stock Certificate or the delivery of an affidavit of loss in lieu thereof as described in Section 3.2(d), the consideration per share set forth in this Section 2.1(c) at the times set forth in this Section 2.1(c), subject to Section 2.10 and Section 2.11.
          (d) Company Preferred Stock. Each share of the Company’s Series A Convertible Preferred Stock, par value $.001 per share (the “Series A Convertible Preferred Stock”), the Company’s Series C Convertible Preferred Stock, par value $.001 per share (the “Series C Convertible Preferred Stock,” and the Company’s Series D Convertible Preferred Stock, par value $.001 per share (the “Series D Convertible Preferred Stock, and together with the Series A Convertible Preferred Stock and the Series C Convertible Preferred Stock, the “Convertible Preferred Stock”), issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares) will be converted into, subject to this Article II and the last sentence of Section 3.2(c), the right to receive (i) subject to Section 2.10, that number of shares of Buyer Stock equal to the product of (A) the Common Stock Merger Consideration per Share multiplied by (B) the total number of shares of Common Stock (including fractional shares) into which such share of Convertible Preferred Stock is, as of the Effective Time, convertible pursuant to the terms of the Company’s Certificate of Incorporation (as defined in Section 4.1(a)) (as applicable to such share of Convertible Preferred Stock, the “Conversion Ratio”) (the product of (A) the Common Stock Merger Consideration per Share multiplied by (B) the applicable Conversion Ratio is hereinafter sometimes referred to as the “Preferred Stock Merger Consideration per Share” of such shares of Convertible Preferred Stock) and (ii) a contingent right to receive (x) in the event that the Final Closing Adjustment is a positive amount as provided in Section 2.5(d), (A) the portion of such Final Closing Adjustment to be delivered in respect of a share of Common Stock multiplied by (B) the applicable Conversion Ratio, in the form and at the time determined pursuant to Section 2.5(d), (y) each time, if any, there is a release and distribution to the Stockholders of Escrow Shares and Escrow Cash from the Escrow Funds, (A) the portion of such Escrow Shares and Escrow Cash to be delivered in respect of a share of Common Stock multiplied by (B) the applicable Conversion Ratio, in the form and at the times determined pursuant to the Escrow Agreement, and (z) in the event that there is a release and distribution of any amount held in the Stockholders’ Representative Expense Fund, (A) the portion of such distribution allocated in respect of a share of Common Stock multiplied by (B) the applicable Conversion Ratio. As of the Effective Time, all such shares of Convertible Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a stock certificate which immediately prior to the Effective Time represented any such shares of Convertible Preferred Stock (a “Convertible Preferred Stock Certificate”) shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Convertible Preferred Stock Certificate or the delivery of an affidavit of loss in lieu thereof as described in

Section 3.2, the applicable consideration per share set forth in this Section 2.1(d) at the times set forth in this Section 2.1(d), subject to Section 2.1(d).
          (e) Certain Definitions. For purposes of this Agreement:
      (i) “Aggregate Merger Consideration” shall mean the sum of the aggregate merger consideration provided for in Section 2.1(c) with respect to shares of Common Stock issued and outstanding immediately prior to the Effective Time plus the aggregate merger consideration provided for in accordance with Section 2.1(d) with respect to shares of Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time.
      (ii) “Aggregate Promissory Note Proceeds” shall mean an amount, as certified by the Chief Financial Officer of the Company, equal to the aggregate outstanding principal amount and accrued interest as of immediately prior to the Effective Time of all promissory notes in favor of the Company, which were delivered to the Company by Stockholders as payment for shares of Company Stock.
      (iii) “Closing Price” shall mean the average of (A) the average per share closing prices of Buyer Stock as reported on the New York Stock Exchange, Inc. composite transactions reporting system (as reported in the Eastern Edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for the eight (8) consecutive full trading days ending on the first (1st) Business Day prior to the date hereof, and (B) the average per share closing prices of Buyer Stock as reported on the New York Stock Exchange, Inc. composite transactions reporting system (as reported in the Eastern Edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for the eight (8) consecutive full trading days ending on the fifth (5th) Business Day prior to the Closing.
      (iv) “Common Stock Merger Consideration per Share” shall mean a number of shares of Buyer Stock equal to the Net Merger Consideration divided by the Fully Diluted Shares Outstanding, rounded to six decimal points.
      (v) “Company Stock” shall mean any shares of Common Stock and Convertible Preferred Stock of the Company.
      (vi) “Escrow Funds per Share” shall mean (A) 7.5% multiplied by the amount of Net Merger Consideration that is the result of the calculations described in subsections (A) through (L) of Section 2.1(e)(xv), divided by (B) the Fully Diluted Shares Outstanding, rounded to six decimal points.
      (vii) “Estimated Reference Date Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the close of business on March 31, 2008, prepared in accordance with GAAP and on a basis consistent with the accounting practices and policies used to prepare the Company’s Financial Statements.

     (viii) “Estimated Reference Date Cash Amount” shall mean the aggregate amount of cash and cash equivalents (excluding Restricted Cash) of the Company and its Subsidiaries as of the close of business on March 31, 2008, as reflected on the Estimated Reference Date Balance Sheet (provided, that for purposes of such calculation, only 50.1% of the cash and cash equivalents held by QW Holdings, LLC shall be included).
     (ix) “Estimated Reference Date Stockholders’ Equity” shall mean the amount of the Company’s Stockholders’ Equity as of the close of business on March 31, 2008, which calculation shall be based on the Estimated Reference Date Balance Sheet, as set forth on a certificate delivered by the Company to Buyer on the date of this Agreement.
     (x) “Estimated Stockholders’ Equity Adjustment” shall mean an amount equal to the Estimated Closing Date Stockholders’ Equity (as defined in Section 2.5(a)) minus the Estimated Reference Date Stockholders’ Equity.
     (xi) “Fully Diluted Shares Outstanding” shall mean the sum, as certified by the Chief Financial Officer of the Company, of (A) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (excluding all shares of Company Restricted Stock and, if the Closing Date occurs after the ninetieth (90th) day following the date of this Agreement, all shares that would have been Company Restricted Stock but for the lapse of forfeiture restrictions (as a result of vesting) subsequent to the date that is ninety (90) days after the date of this Agreement but prior to the Closing Date), plus (B) the number of shares of Common Stock issuable upon exercise of all Vested Company Options that remain outstanding immediately prior to the Effective Time, plus (C) the number of shares of Common Stock issuable upon conversion of all issued and outstanding Convertible Preferred Stock immediately prior to the Effective Time.
     (xii) “GAAP” shall mean U.S. generally accepted accounting principles, as applied on a consistent basis.
     (xiii) “Indebtedness for Borrowed Money” shall mean an amount equal to the sum of:
     (A) the outstanding principal and accrued and unpaid interest (as well as prepayment, breakage and similar charges payable) under that certain Amended and Restated Senior Secured Revolving Credit Agreement, dated as of November 22, 2006, as amended and restated as of July 31, 2007, by and among the Company, the Lenders named therein and JPMorgan Chase Bank, N.A., as Administrative Agent; and
     (B) any other indebtedness for money borrowed by the Company or any Subsidiary of the Company, any indebtedness for money borrowed that is secured by the assets of or in any manner by the

Company or any Subsidiary of the Company, and all accrued and unpaid interest or fees, penalties or other amounts due with respect to any of the foregoing.
     (xiv) “Merger Consideration” shall mean an amount equal to $625,000,000.
     (xv) “Net Merger Consideration” shall mean the number of shares of Buyer Stock equal to the result of the calculations described in (A) through (M) below, divided by the Closing Price: (A) the Merger Consideration, plus (B) the Estimated Reference Date Cash Amount, plus (C) to the extent that the Company has received the written consents provided for in Section 3.2(c) to reduce the number of shares of Buyer Stock and/or the cash amount to be received by certain affected Stockholders, the portion of Aggregate Promissory Note Proceeds attributable to the holders of such notes who have provided such consents, plus (D) if the Estimated Stockholders’ Equity Adjustment is a positive number, the amount of the Estimated Stockholders’ Equity Adjustment, plus (E) the lesser of (i) the sum of the Company’s investment cost for all of its equity interests in Trade Settlement, Inc. and The Clearing Corporation and (ii) the sum of the fair market value of such equity interests as of close of business on March 31, 2008 as established pursuant to Section 2.5(a) (to the extent such equity interests are not sold by the Company prior to the Closing), minus (F) the amount of Indebtedness for Borrowed Money outstanding as of the close of business on March 31, 2008, minus (G) the amount of the Company Transaction Expenses (as defined in Section 2.4) accrued as of March 31, 2008, minus (H) if the Estimated Stockholders’ Equity Adjustment is a negative number, the absolute value of such Estimated Stockholders’ Equity Adjustment, minus (I) the deferred revenue of the Company and its Subsidiaries as of the close of business on March 31, 2008, minus (J) the sum of the “Second Payment” and the “Tax Amount” (each as defined in the Agreement and Plan of Merger among the Company, ICE Merger Sub Inc., CreditTrade Inc., ICG Holdings, Inc. dated as of July 24, 2006) relating to the Company’s CreditTrade acquisition as of the close of business on March 31, 2008, minus (K) the amount of the accounts receivable of the Company and its Subsidiaries that are more than one hundred and twenty (120) days past due and uncollected as of the close of business on March 31, 2008, minus (L) the Expense Amount deposited into the Stockholder’s Representative Expense Fund pursuant to Section 2.6, minus (M) an amount equal to 7.5% of Nominal Net Merger Consideration.
     (xvi) “Nominal Net Merger Consideration” shall mean the amount that is equal to the result of the calculations described in subsections (A) through (K) of Section 2.1(e)(xv).
     (xvii) “Option Exchange Consideration” shall mean that number (rounded to six decimal points) of shares of Buyer Stock as is determined by the Company Board equal to the sum of (A) the Common Stock Merger

Consideration per Share and (B) the value (measured in shares of Buyer Stock) of the payments per Share that may be released and distributed pursuant to subclause (ii)(y) of Section 2.1(c) determined immediately prior to the Effective Time (after giving effect to any discount for amounts that may not be released and distributed pursuant to subclause (y) of Section 2.1(c)). This value determination by the Company Board shall be based on a valuation report provided by a nationally recognized independent third party appraisal firm; provided, however, that if the Company Board cannot obtain such a valuation report after using its reasonable best efforts to secure such a valuation report, after consultation with Buyer, the Company Board may make such determination in its reasonable good faith discretion taking into account all facts and circumstances. It is understood and agreed that the Option Exchange Consideration shall under no circumstances (1) be less than the amount of the Common Stock Merger Consideration per Share or (2) exceed the sum of (x) the Common Stock Merger Consideration per Share and (y) the Escrow Funds per Share.
     (xviii) “Pro Rata Portion” shall mean, with respect to a Stockholder, the quotient obtained by dividing (A) the aggregate number of shares of Common Stock held by such Stockholder as of immediately prior to the Effective Time (assuming the conversion of all outstanding shares of Convertible Preferred Stock immediately prior to the Effective Time), but excluding all Forfeited Shares (as defined in Section 2.2(b)) of such Stockholder as of the relevant date that Pro Rata Portion is calculated, by (B) the aggregate number of shares of Common Stock held by all Stockholders as of immediately prior to the Effective Time (assuming the conversion of all outstanding shares of Convertible Preferred Stock immediately prior to the Effective Time), but excluding all Forfeited Shares of all Stockholders as of the relevant date that Pro Rata Portion is calculated.
     (xix) “Restricted Cash” shall mean the sum of all cash security deposits and cash required to collateralize outstanding letters of credit, in each case, as required by any real property lease agreement which the Company or any of its Subsidiaries is a lessee or sublessee under.
     (xx) “Stockholders’ Equity” shall mean the consolidated stockholders’ equity of the Company and the Subsidiaries as of a particular date, calculated based on the applicable balance sheet for such date in accordance with GAAP; provided, that notwithstanding the foregoing, if at the Effective Time (A) the Company has purchased and paid for the D&O Tail Policy referred to in Section 7.7(c), then Stockholders’ Equity shall be increased by the amount paid for such policy, but not to exceed the amount of the Premium Limit or (B) the Company has purchased but not paid for such D&O Tail Policy, then the accrual relating to the cost for such policy, not to exceed the amount of the Premium Limit, shall be disregarded for purposed of calculating Stockholders’ Equity.
     (xxi) “Stock Plan” shall mean any plan, agreement or arrangement providing for the issuance of Common Stock, or any rights of any kind,

contingent or accrued, to acquire or receive shares of Common Stock or benefits measured by the value of shares of Common Stock.
     (xxii) “Subsidiary” shall mean any corporation more than one-half (50%) of whose outstanding voting securities, or any partnership, joint venture or other entity more than one-half (50%) of whose total equity interest, is directly or indirectly owned by Buyer or the Company, as the case may be.
     Section 2.2 Company Stock Options and Related Matters.
          (a) Treatment of Options.
     (i) Company Options. The Company currently has outstanding options to purchase shares of Common Stock granted under the Stock Plans listed on Schedule 2.2(a), and each option which is outstanding and vested on or prior to the date which is the earlier of (i) ninety (90) days after the date of this Agreement and (ii) the Closing Date shall be deemed to be “Vested Company Option” for all purposes of this Agreement, and any such option which is outstanding but unvested on or prior to the date which is the earlier of (i) ninety (90) days after the date of this Agreement and (ii) the Closing Date shall be deemed to be an “Unvested Company Option” for all purposes of this Agreement. The aggregate Unvested Company Options and the aggregate Vested Company Options shall sometimes be referred to, collectively, as the “Company Options,” and each individually, a “Company Option”. For purposes of this Agreement, a holder of Vested Company Options shall be referred to as a “Vested Optionholder,” and the holders of Company Options shall be referred to as “Optionholders”.
     (ii) Assumption of Company Options. At the Effective Time, each outstanding Company Option under the Stock Plans listed on Schedule 2.2(a) shall be converted into an option to acquire the number of shares of Buyer Stock (the “New Option”) equal to the product of (rounded down to the nearest whole number) (x) the number of shares of Common Stock subject to the Company Option immediately prior to the Effective Time multiplied by (y) the Option Exchange Consideration, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Common Stock of such Company Option immediately prior to the Effective Time divided by (B) the Option Exchange Consideration; provided, however, that the exercise price applicable and the number of shares of Common Stock purchasable pursuant to each New Option shall be determined in a manner consistent with the requirements of Sections 409A and 424(a) of the Code. Following the Effective Time, each New Option shall continue to be governed by the same terms and conditions (including vesting schedule, reacquisition rights and repurchase rights) as were applicable to the applicable Company Option immediately prior to the Effective Time, including but not limited to terms contained in any Notice of Grant, Stock Option Agreement, Stock Issuance Agreement or Stock Purchase Agreement, as appropriate, applicable to such Unvested Company Option. For the avoidance of doubt, the foregoing conversion of Company Options shall be deemed to be an assumption of such option by Buyer and an assignment of the Company’s repurchase rights with respect thereto, if applicable, as contemplated by the Company’s Stock Plans.
          (b) Company Restricted Stock. At the Effective Time, each outstanding share of Common Stock subject to any vesting restrictions, repurchase rights or forfeiture rights, that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans (the “Company Restricted Stock”), shall be converted into the right to receive the number of shares of Buyer Stock equal to the product of (x) the number of shares of Company Restricted Stock multiplied by (y) the Common Stock Merger Consideration per Share (“Buyer Restricted Stock”). Following the Effective Time, each such share of Buyer Restricted Stock will be subject to the same terms and conditions as were applicable to the rights under the relevant Stock Plan and Company Restricted Stock agreement immediately prior to the Effective Time, and any vesting restrictions, repurchase rights or forfeiture rights will remain applicable to such share of Buyer Restricted Stock and will be assigned to Buyer as applicable. Each such share of Company Restricted Stock shall also be converted into the contingent right to share in and receive, following the Closing Date at the applicable time of payment, to the extent that such share of Buyer Restricted Stock has not previously been forfeited, (x) in the event that the Final Closing Adjustment is a positive amount as provided in Section 2.5(d), the portion of such Final Closing Adjustment to be delivered in respect of a share of Common Stock in the form and at the time determined pursuant to Section 2.5(d), (y) each time, if at all, there is a release and distribution to the Stockholders of Escrow Shares and Escrow Cash from the Escrow Funds, the portion of such Escrow Shares and Escrow Cash to be delivered in respect of a share of Common Stock in the form and at the times determined pursuant to the Escrow Agreement, and (z) in the event that there is a release and distribution of any amount held in the Stockholders’ Representative Expense Fund, the portion of such distribution allocated in respect of a share of Common Stock. For purposes of this Agreement, the shares of Company Restricted Stock that have been converted into Buyer Restricted Stock and that have been forfeited following such conversion are collectively referred to in this Agreement as “Forfeited Shares”. After the Closing and not less than five (5) Business Days prior to the date any contingent merger consideration may be paid to the Stockholders as contemplated in Section 2.1(c) hereof, or otherwise promptly following the reasonable request of the Stockholders’ Representative, the Buyer shall provide the Stockholders’ Representative with a schedule of all recipients of Buyer Restricted Stock, which schedule shall evidence a true and correct statement on the portion of each recipient’s Buyer Restricted Stock that have become Forfeited Shares, if any.
          (c) Other Incentive Plan Awards. At the Effective Time, each award outstanding under the T-Zero Long-Term Incentive Plan (“T-Zero LTIP Awards”) will remain outstanding and will remain subject to the same terms and conditions as were applicable to the T-Zero LTIP Awards immediately prior to the Effective Time. At the Effective Time, each award outstanding under the Q-Wixx Long-Term Incentive Plan (“Q-Wixx LTIP Awards”) will remain outstanding and will remain subject to the same terms and conditions as were applicable to the Q-Wixx LTIP Awards immediately prior to the Effective Time.

          (d) Corporate Actions. At or prior to the Effective Time, the Company, the Board of Directors and the compensation committee, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 2.2(a) and Section 2.2(b), including without limitation determining the Option Exchange Consideration amount and making any associated amendments, interpretations or valuations.
          (e) No Right to Acquire Shares. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Buyer nor the Surviving Corporation will be required to deliver Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Company Options, shares of Company Restricted Stock or any similar rights.
     Section 2.3 Payments at Closing for Indebtedness. As of the Closing Date, Buyer and MergerCo shall provide sufficient funds to the Surviving Corporation to enable the Surviving Corporation to repay all Indebtedness for Borrowed Money then outstanding. The Company shall, not less than two (2) Business Days prior to the Closing, secure payoff letters with respect to all such outstanding Indebtedness for Borrowed Money. Buyer and MergerCo will cooperate in arranging for such repayment and shall take such reasonable actions as may be necessary to facilitate such repayment and to facilitate the release, in connection with such repayment, of any Encumbrance securing such Indebtedness for Borrowed Money.
     Section 2.4 Payments at Closing for Expenses. At the Closing, Buyer shall cause the Surviving Corporation to pay all outstanding fees and expenses of the Company, its Subsidiaries and the Stockholders’ Representative in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, including, without limitation, those expenses which are payable to Goodwin and to Evercore Partners Inc., and which have not been paid on or prior to the Closing Date. All such fees and expenses, whether paid on or prior to the Closing Date, shall be hereinafter referred to as the “Company Transaction Expenses”.
     Section 2.5 Closing and Post-Closing Adjustments.
          (a) At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer (i) an estimated unaudited consolidated balance sheet of the Company and its Subsidiaries as of the close of business on the Closing Date (the “Estimated Closing Balance Sheet”) prepared in accordance with GAAP and on a basis consistent with the accounting practices and policies used in the preparation of the Company’s Financial Statements, together with a certificate based on such Estimated Closing Balance Sheet setting forth the Company’s calculation of its Stockholders’ Equity as of such date (the “Estimated Closing Date Stockholders’ Equity”), (ii) to the extent that the Company’s equity interests in Trade Settlement, Inc. and The Clearing Corporation have not been sold by the Company prior to the Closing, independent appraisals or other documentation sufficient to establish to the reasonable satisfaction of Buyer the sum of the fair market value of such equity interests as of close of business on March 31, 2008, and (iii) a certificate setting forth the Company’s calculation of the amount of the accounts receivable of the Company and its Subsidiaries that are more than one hundred and twenty (120) days past due and uncollected as of the close of business on March 31, 2008. At the Closing, the Net Merger Consideration shall be calculated to give effect to any increase or decrease in the Company’s Stockholders’ Equity from the close of business on March 31, 2008 through the Closing as provided in Section 2.1(e)(xv) and the related definitions.
          (b) As promptly as practicable, but no later than one hundred and twenty (120) days after the Closing Date, Buyer will cause to be prepared and delivered to the Stockholders’ Representative a proposed final consolidated balance sheet of the Company and its Subsidiaries as of the close of business on March 31, 2008 (the “Reference Date Balance Sheet”) and on the Closing Date (the “Closing Balance Sheet”), and a certificate based on such Reference Date Balance Sheet and Closing Balance Sheet setting forth Buyer’s calculation of the Company’s Stockholders’ Equity as of the close of business on March 31, 2008 (the “Reference Date Stockholders’ Equity”) and on the Closing Date (the “Closing Date Stockholders’ Equity,” and together with the Reference Date Balance Sheet, the Closing Balance Sheet and the Reference Date Stockholders’ Equity, the “True-up Statement”). Each of the Reference Date Balance Sheet and the Closing Balance Sheet (i) shall be prepared in accordance with GAAP applied on a basis that is consistent with the preparation of the Company’s Financial Statements, including, without limitation, the use of the same accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies, that were employed in the preparation of the Estimated Reference Date Balance Sheet, and (ii) shall include the same line items reflected in the Estimated Reference Date Balance Sheet. The Stockholders’ Representative shall have thirty (30) days following its receipt of the True-up Statement and all supporting documentation requested by it (the “Review Period”) to review the same. On or before the expiration of the Review Period, the Stockholders’ Representative shall deliver to Buyer a written statement accepting or objecting to the True-up Statement. In the event that the Stockholders’ Representative objects to the True-up Statement, such objection shall include an itemization of the Stockholders’ Representative’s disputed items and the reasons therefor. If the Stockholders’ Representative does not deliver an objection to Buyer within the Review Period, the Stockholders’ Representative shall be deemed to have accepted the True-up Statement, and the calculations set forth therein shall be final and binding for purposes of making the adjustments to merger consideration, if any, as contemplated below.
          (c) In the event that the Stockholders’ Representative objects to the True-up Statement within the Review Period, Buyer and the Stockholders’ Representative shall promptly meet and in good faith attempt to resolve such objections. Any such objections which cannot be resolved between Buyer and the Stockholders’ Representative within thirty (30) days following Buyer’s receipt of the Stockholders’ Representative’s statement of objections shall be resolved in accordance with this Section 2.5(c). Should the Stockholders’ Representative and Buyer not be able to resolve such objections as may be raised with respect to the True-up Statement within the thirty (30) day period described above, either party may submit the matter to a firm of independent certified public accountants as to which the Company and Buyer shall mutually agree prior to the Closing Date, (the “Accounting Referee”) for review and resolution, with instructions to complete the same as promptly as practicable, but in any event within thirty (30) days of its engagement, and to make any calculations strictly in accordance with the accounting methodologies and principles provided for in this Agreement. If following the Closing Date the agreed Accounting Referee is unwilling or unable to act in this role, the Stockholders’ Representative and Buyer shall cooperate and work together in good faith to mutually agree another firm of certified public accountants or another reputable and experienced firm or person to act in this role. Based solely on such accounting methodologies and principles, and the presentations provided to the Accounting Referee by each of Buyer and the Stockholders’ Representative, the Accounting Referee shall prepare and deliver to Buyer and the Stockholders’ Representative a statement setting forth its own calculations of the Company’s Reference Date Cash Amount, the Reference Date Stockholders’ Equity and the Closing Date Stockholders’ Equity, which calculations, absent manifest error, shall be binding and conclusive on the parties and not subject to appeal. The Accounting Referee shall be instructed that in making its determination, it shall make revised calculations only with respect to those items or amounts which are in dispute between Buyer and the Stockholders’ Representative and, further, it must select a position with respect to any such disputed items or amounts that is equal to the final position of Buyer or the final position of the Stockholders’ Representative, or in between the final position of Buyer and the final position of the Stockholders’ Representative. No appeal of the Accounting Referee’s determination shall be permitted, except in the event of manifest error or a failure by the Accounting Referee to comply with the principles and methods set forth in this Agreement. The fees and costs of the Accounting Referee, if one is required, shall be payable (i) fifty percent (50%) out of the Stockholders’ Representative Expense Fund (as defined in Section 2.6), on the one hand, and (ii) fifty percent (50%) by Buyer, on the other hand.
          (d) In the event that the Final Closing Adjustment (as defined below) is a negative amount, the parties shall cause the Escrow Agent to release to Buyer (out of the Escrow Funds) the number of Escrow Shares (rounded to the nearest whole number) and Escrow Cash having an aggregate value equal to the absolute value of the Final Closing Adjustment (as determined in accordance with the Escrow Agreement). In the event that the Final Closing Adjustment is a positive amount then, subject to Section 2.9 hereof, Buyer shall deliver to the Exchange Agent (as defined in Section 3.2(a)) the number of shares of Buyer Stock (rounded to the next whole number) or, with respect to the entitlements of Non-Accredited Investors and Electing Employee Stockholders among the Stockholders, cash in lieu thereof (in the case of an Electing Employee Stockholder, in the same proportion that the cash received by him or her represents to the aggregate merger consideration received by such Electing Employee Stockholder), having an aggregate value equal to such Final Closing Adjustment (as determined in accordance with the Escrow Agreement), and the Exchange Agent shall distribute such shares or cash proportionally to the Stockholders based on each such Stockholder’s Pro Rata Portion of such Final Closing Adjustment, subject to all applicable federal, state and local Tax withholdings. Any delivery, release or distribution made under this Section 2.5(d) shall be made within five (5) Business Days of the final determination of the True-up Statement. Such additional shares of Buyer Stock and cash, if any, are intended to be treated for Tax purposes as consideration for the Company Stock purchased by Buyer in the Merger and shall be treated as such consideration (subject to any requirement to treat a portion as imputed interest) for all Tax purposes except to the extent otherwise required by a final determination of a Taxing Authority. For purposes of this Section 2.5(d), the terms used herein shall be defined as follows:
     (i) “Closing Date Stockholders’ Equity Adjustment” shall mean an amount equal to (i) the Closing Date Stockholders’ Equity, minus (ii) the Reference Date Stockholders’ Equity, in each case, as finally determined in accordance with the provisions of this Section 2.5 above.

     (ii) “Final Cash Adjustment” shall mean an amount equal to (i) the aggregate amount of the Company’s and its Subsidiaries’ cash and cash equivalents as of the close of business on March 31, 2008, as reflected on the Reference Date Balance Sheet (as finally determined in accordance with the provisions of this Section 2.5 above), minus (ii) the Estimated Reference Date Cash Amount.
     (iii) “Final Closing Adjustment” shall mean an amount equal to the sum of (i) the Final Stockholders’ Equity Adjustment, plus (ii) the Final Cash Adjustment.
     (iv) “Final Stockholders’ Equity Adjustment” shall mean an amount equal to (i) the Closing Date Stockholders’ Equity Adjustment, minus (ii) the Estimated Stockholders Equity Adjustment.
          (e) The parties hereto agree that normal algebraic principles shall be applied in the case of all calculations to be made under this Agreement. By way of example, in the event this Agreement called for a calculation that involved the subtraction of a negative amount, such calculation would result in the addition of the absolute value of such negative amount. For illustration purposes only, the equation below would be computed as follows:
(A) negative $10,000,000, minus (B) negative $2,000,000 = negative $8,000,000.
     Section 2.6 Expense Amount. Notwithstanding anything herein to the contrary, at the Closing Buyer shall deliver into an account designated by the Stockholder’s Representative (the “Stockholders’ Representative Expense Fund”) an amount in cash equal to $205,000 (the “Expense Amount”). The Stockholders’ Representative Expense Fund shall be held, and may be used at any time, by the Stockholders’ Representative to fund any expenses incurred by it in the performance of its duties and obligations hereunder, including but not limited to, those duties and obligations listed in Section 11.2. The Stockholders’ Representative Expense Fund will be held by the Stockholders’ Representative until the date on which no Escrow Shares or Escrow Cash remain in the Escrow Funds. Any portion of the Stockholders’ Representative Expense Fund remaining after such date shall be paid by the Stockholders’ Representative to each Stockholder based on such Stockholder’s Pro Rata Portion. All of the obligations to administer and maintain the Stockholders’ Representative Expense Fund (and the amounts held in the Stockholders’ Representative Expense Fund), and to distribute amounts out of the Stockholders’ Representative Expense Fund, shall be borne exclusively by Stockholders’ Representative out of the Stockholders’ Representative Expense Fund. None of Buyer, MergerCo or the Company shall have any obligation or liability of any nature whatsoever with respect to the administration and maintenance of the Stockholders’ Representative Expense Fund or the distribution of any amounts out of the Stockholders’ Representative Expense Fund.
     Section 2.7 Escrow Funds. Immediately following the Effective Time, Buyer shall deliver to the custody of The Bank of New York Mellon Corporation (the “Escrow Agent”), without any act of the Stockholders, the following:

     (i) a number of Shares of Buyer Stock (such shares, the “Escrow Shares”), rounded to the nearest whole number, equal to the following product: (A) 7.5% multiplied by (B) the Nominal Net Merger Consideration multiplied by (C) a fraction, the numerator of which is the Nominal Net Merger Consideration, minus the amounts of cash paid pursuant to Section 2.10 and Section 2.11 in lieu of Buyer Stock that would have otherwise been delivered pursuant to clause (i) of Section 2.1(c) and clause (i) of Section 2.1(d), and the denominator of which is the Nominal Net Merger Consideration; and
     (ii) an amount in cash (such cash, the “Escrow Cash”) equal to the following product: (A) 7.5% multiplied by (B) the Nominal Net Merger Consideration multiplied by (C) the Closing Price multiplied by (D) a fraction, the numerator of which is the cash paid pursuant to Section 2.10 and Section 2.11 in lieu of shares of Buyer Stock that would have otherwise been delivered pursuant to clause (i) of Section 2.1(c) and clause (i) of Section 2.1(d) and the denominator of which is the Nominal Net Merger Consideration.
          The Escrow Shares and the Escrow Cash shall comprise the “Escrow Funds”, which shall be held by the Escrow Agent pursuant to, and shall be governed by, the terms of the Escrow Agreement to be entered into by and among Buyer, the Stockholders’ Representative and the Escrow Agent. The Escrow Funds shall be held in escrow and shall be available to settle certain contingencies as provided in Section 2.5 and compensate the Buyer Indemnified Parties for any Losses suffered or incurred by them and for which they are entitled to recovery under Article IX of this Agreement, and will be allocated among and released and distributed to the Stockholders and/or Buyer in accordance with the Escrow Agreement (the Escrow Shares and Escrow Cash released or distributed from the Escrow Funds to the Stockholders under this Agreement, if any, being the “Released Escrow Consideration”). The Released Escrow Consideration is intended to be treated for Tax purposes as consideration for the Company Stock purchased by Buyer from the Stockholders in the Merger and shall be treated as such consideration (subject to any requirement to treat a portion as imputed interest) for all Tax purposes except to the extent otherwise required by a final determination of a Governmental Body. Notwithstanding anything to the contrary in this Agreement, Buyer makes no representations or warranties to the Company or the Stockholders regarding the Tax treatment of the transactions contemplated in this Agreement or any of the Tax consequences to any Stockholders relating to those transactions. Each of the Company and each Stockholder must rely solely on his, her or its own Tax advisors in connection with such transactions. No Stockholder may, directly or indirectly, sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of the Escrow Funds (except by will or by operation of the Laws of intestate succession). Any such purported sale, exchange, transfer or disposition shall be null and void.
     Section 2.8 Other Adjustments. The Aggregate Merger Consideration, as well as any New Options issuable to holders of Company Options and shares of Buyer Stock issuable to holders of Company Restricted Stock, shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into shares of Buyer Stock or Company Stock), reorganization, recapitalization or other like change with respect to Buyer Stock or Company Stock occurring after the date hereof and prior to the Effective Time.
     Section 2.9 Fractional Shares. Notwithstanding anything herein to the contrary, no fractional shares of Buyer Stock shall be issued to any Person in the Merger. In lieu thereof, each Person entitled to a fraction of a share of Buyer Stock (after taking into account all Certificates surrendered by such Person in accordance with Section 3.1 and Section 3.2, the aggregate number of shares of Company Stock represented thereby and any Company Options held by such Person immediately prior to the Effective Time) shall receive, at the time that the merger consideration provided for in Section 2.1(c), Section 2.1(d) or Section 2.2(b), as applicable, is delivered to such Person, an amount in cash equal to the Closing Price multiplied by the fraction of a share of Buyer Stock to which such Person otherwise would be entitled. No such Person shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share. Fractional shares shall be determined on an aggregate basis for each Person and not on a per share or per Certificate basis.
     Section 2.10 Private Placement; Non-Accredited Investors.
          (a) The parties understand and agree that the Aggregate Merger Consideration is intended to be issued and transferred as contemplated in this Agreement pursuant to a “private placement” exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) by virtue of Regulation D thereof. The shares of Buyer Stock comprising the Aggregate Merger Consideration will be characterized as “restricted securities” under the Securities Act and, consequently, such shares may not be resold within first being registered under the Securities Act, unless they are sold pursuant to an exemption therefrom. Any book entries recording the record ownership of shares of Buyer Stock (it being understood and agreed by the parties that the Buyer Stock is uncertificated) shall bear such annotations as Buyer may reasonably deem necessary and desirable in connection therewith. Each party represents and warrants to the other parties that, as of the Closing Date, assuming the truth of the representations and warranties made herein, such party has taken no action without the prior written consent of the other parties hereto that would cause the issuance and transfer of the Aggregate Merger Consideration to become subject to the registration requirements of the Securities Act.
          (b) Notwithstanding any other provision hereof, the shares of Buyer Stock comprising the Aggregate Merger Consideration shall only be issued to Accredited Investors. Each Stockholder to whom shares of Buyer Stock are issued in the Merger shall make to Buyer in writing all such representations and warranties as may be reasonably required by Buyer in connection therewith. No shares of Buyer Stock shall be issued in the Merger to a Non-Accredited Investor. In lieu thereof, a Non-Accredited Investor shall be entitled, upon surrender of the Certificate or Certificates representing (i) such Person’s Common Stock, to receive (A) at the Effective Time an amount in cash for each share held by such Person equal to the Common Stock Merger Consideration per Share provided for in clause (i) of Section 2.1(c) multiplied by the Closing Price and (B) thereafter, the contingent right to receive the consideration provided for in clauses (x), (y) and (z) of Section 2.1(c), provided that if any such consideration would consist of Buyer Stock, such Person will receive instead an amount in cash in lieu thereof equal to the number of shares of Buyer Stock such Person would have received multiplied by the Closing Price and (ii) such Person’s Convertible Preferred Stock, to receive (A) at the Effective Time an amount in cash for each share of Preferred Convertible Stock held by such Person equal to the applicable Preferred Stock Merger Consideration per Share provided for in clause (i) of Section 2.1(d) multiplied by the Closing Price and (B) thereafter, the contingent right to receive the consideration provided for in clauses (x), (y) and (z) of Section 2.1(d), provided that if any such consideration would consist of Buyer Stock, such Person will receive instead an amount in cash in lieu thereof equal to the number of shares of Buyer Stock such Person would have received multiplied by the Closing Price. For the purposes of this Agreement, “Non-Accredited Investor” means a Person who is not an Accredited Investor, and “Accredited Investor” means a Person that is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act, or would otherwise be excluded under Rule 501(e)(1) under the Securities Act from any calculation of the number of purchasers of shares of Buyer Stock in the Merger; provided, that Buyer shall have a sole and absolute discretion to determine whether each such Stockholder is an Accredited Investor or a Non-Accredited Investor for the purposes of this Agreement.
     Section 2.11 Cash Election.
          (a) Notwithstanding any other provision of this Agreement, as acknowledged in Section 2.1(c), any holder of Common Stock as of the Effective Time that is not a Non-Accredited Investor and who is listed on Schedule 2.11 may elect, in respect of some or all of the shares of Common Stock (excluding shares of Company Restricted Stock) held by him or her to convert each such share of Common Stock into (i) the right to receive an amount in cash equal to the Common Stock Merger Consideration per Share multiplied by the Closing Price, without interest (the “Cash Consideration Per Share”) in lieu of the Common Stock Merger Consideration per Share provided for in clause (i) of Section 2.1(c), subject to the terms and conditions of this Section 2.11 and Section 3.1 (the “Cash Election” referenced in Section 2.1(c)) and (ii) the contingent right to receive the consideration provided for in clauses (x), (y) and (z) of Section 2.1(c), which amounts, if any, would be payable in cash. Each such holder of Common Stock that is eligible to make a Cash Election is hereinafter referred to as an “Electing Employee Stockholder”. In order to qualify for the Cash Election, an Electing Employee Stockholder must make a valid election as provided for in Section 3.1 and not revoke such election within the time period provided in Section 3.1.
          (b) The maximum aggregate amount of cash payable in respect of all Cash Elections shall not exceed the lesser of (i) $50,000,000 and (ii) the maximum amount of cash that may be paid in respect of Cash Elections, when considered together with (x) all other cash that may be paid as part of the merger consideration under this Agreement and (y) all cash that may be paid in respect of Dissenting Shares, that would still allow Buyer to acquire control (within the meaning of section 368(c) of the Code) of the Company with the remainder of the Aggregate Merger Consideration that consists of Buyer Stock (the lesser of (i) and (ii), the “Maximum Cash Consideration”). If the total number of shares of Common Stock with respect to which Cash Elections have been validly made and not revoked would require aggregate cash payments in excess of the Maximum Cash Consideration, then each Electing Employee Stockholder who has made a Cash Election shall be entitled to maintain such Cash Election with respect to an amount equal to the lesser of (i) the amount of such Electing Employee Stockholder’s Cash Election, or (ii) an amount equal to the Electing Employee Stockholder’s pro rata portion (as described below) of the Maximum Cash Consideration, and with respect to those Electing Employee Stockholders who have made Cash Elections in amounts in excess of their respective Pro Rata Portions of the Maximum Cash Consideration (an “Oversubscription Amount”), the Oversubscription Amounts of such Electing Employee Stockholders shall be reduced, pro rata (based on stock ownership relative to other Electing Employee Stockholders with Oversubscription Amounts), until the aggregate Cash Elections for all Electing Employee Stockholders equals the Maximum Cash Consideration. All shares of Common Stock for which a valid Cash Election has been made, but which cannot be converted into cash as a result of the limitations described above, shall instead be converted into the right to receive the Common Stock Merger Consideration per Share and contingent consideration described in Section 2.1(c).
ARTICLE III
EXCHANGE FOR SHARES; DISSENTING SHARES
     Section 3.1 Cash Election Procedure.
          (a) As soon as reasonably practicable following the date of this Agreement, the Company and Buyer shall agree upon a form of election to be used in connection with a Cash Election (the “Form of Election”). The Form of Election shall permit an Electing Employee Stockholder to specify the number of shares of Common Stock (other than Company Restricted Stock) held by him or her with respect to which such Electing Employee Stockholder makes a Cash Election and shall otherwise be in such form and contain such provisions as the Company and Buyer shall mutually agree and consistent with this Agreement. The Company shall deliver the Form of Election to those of its Stockholders that are Electing Employee Stockholders as soon as reasonably practicable following agreement as to its form and content, and use commercially reasonable endeavors to deliver the Form of Election together with the Information Statement to be delivered by the Company pursuant to Section 7.1(b).
          (b) Any Cash Election shall be properly made by an Electing Employee Stockholder only if the Company shall have received at its designated office, on or before the Election Deadline, a Form of Election properly completed and signed. For purposes of this Agreement, “Election Deadline” means 5:00 p.m., Eastern Standard Time, on the date that is sixty (60) days after the date the Form of Election is mailed to the Electing Employee Stockholders (or on such other date as the parties hereto mutually agree).
          (c) A properly made Cash Election may be revoked with respect to all or any portion of the shares of Common Stock subject thereto (but only in whole share amounts) by the Electing Employee Stockholder who submitted the applicable Form of Election submitting to the Company a written notice of such revocation received by the Company at or prior to the Election Deadline. In addition, all Cash Elections shall automatically be revoked if this Agreement is terminated in accordance with its terms.

          (d) The Company shall promptly provide copies of all Forms of Election received by the Company pursuant to this Section 3.1 to Buyer. The good faith determination of the Company and Buyer shall be conclusive and binding as to whether or not Cash Elections shall have been properly made or revoked pursuant to this Section 3.1 and as to when Forms of Election and notices of revocation were received by the Company pursuant to this Section 3.1. The Company and Buyer shall have reasonable discretion to disregard immaterial defects in the Forms of Election. The Company and Buyer shall jointly make all computations as to the proration contemplated by Section 2.11 and, absent manifest error, such computations shall be conclusive and binding on the parties and all holders of Company Stock.
     Section 3.2 Exchange for Shares of Buyer Stock or Cash.
          (a) As soon as practicable following the date of this Agreement and in any event not less than fifteen (15) Business Days before the Closing Date, Buyer shall appoint Computershare Trust Company, N.A. or such other national exchange agent, bank or trust company as is reasonably acceptable to the Company (the “Exchange Agent”) to act as exchange agent for the purposes of this Agreement. At the Effective Time, Buyer shall (i) deposit with the Exchange Agent, for the benefit of the holders of shares of Company Stock outstanding immediately prior to the Effective Time, such Buyer Stock as represents the portion of the Net Merger Consideration payable in shares of Buyer Stock and the portion of the Net Merger Consideration consisting of cash payable pursuant to Section 2.10 and Section 2.11 (such cash, together with the deposited Buyer Stock, the “Exchange Fund”), and (ii) deposit with the Escrow Agent the amount of Escrow Cash and the number of Escrow Shares to be deposited into the Escrow Funds pursuant to Section 2.7 hereof. Subject to Section 2.5, Buyer shall also deposit in the Exchange Fund such additional shares of Buyer Stock, if any, as may be issuable pursuant to Section 2.5(d). The Exchange Agent shall, pursuant to irrevocable instructions, make the payments and distributions provided for in this Section 3.2 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.
          (b) As soon as reasonably practicable following the date of this Agreement and in any event not less than five (5) Business Days before the Closing Date, Buyer shall cause the Exchange Agent to make available upon request a form of letter of transmittal reasonably acceptable to the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Common Stock Certificates and the Convertible Preferred Stock Certificates (each, “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which shall include all such representations and warranties as may be reasonably required by Buyer in connection with a Stockholder’s qualification as an Accredited Investor) and instructions for use in effecting the surrender of a Certificate in exchange for, subject to Section 2.10 and Section 2.11, the merger consideration provided for in Section 2.1(c), Section 2.1(d) or Section 2.2(b), as applicable, with respect to each share formerly represented by such Certificate. As soon as reasonably practicable after the Effective Time, Buyer shall, or shall cause the Surviving Corporation to, cause the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding Certificate, who has not previously submitted a duly executed letter of transmittal, such form of letter of transmittal and instructions.

          (c) Upon the surrender of a Certificate (or an affidavit of loss in lieu of such Certificate as provided in Section 3.2(d)) to the Exchange Agent in accordance with the terms of the letter of transmittal and instructions provided by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (i) subject to Section 2.10 and Section 2.11, the merger consideration provided for in Section 2.1(c), Section 2.1(d) or Section 2.2(b), as applicable (after giving effect to required Tax withholdings as provided in Section 3.2(f)) that such holder is entitled to receive pursuant to this Agreement and (ii) a check in the amount (after giving effect to required Tax withholdings as provided in Section 3.2(f), including with respect to the entitlements of Non-Accredited Investors to cash in lieu of any shares of Buyer Stock) of (A) any cash in lieu of fractional shares thereof plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of a Certificate. If a delivery or payment is to be made to a Person other than the Person in whose name a Certificate surrendered is registered, it shall be a condition of delivery or payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and delivered to the Exchange Agent with all documents required to evidence and effect such transfer and that the Person requesting such delivery or payment pay any transfer or other Taxes required by reason of the delivery or payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. All shares of Buyer Stock to be issued pursuant to the Merger (including the Escrow Shares) shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Buyer in respect of Buyer Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of Buyer Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate (or an affidavit of loss in lieu of the Certificate as provided in Section 3.2(d)) is surrendered for exchange in accordance with this Section 3.2. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.2(d)), there shall be issued and/or paid to the holder of the whole shares of Buyer Stock issued in exchange therefor, without interest, (x) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Buyer Stock and not paid and (y) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Buyer Stock with a record date after the Effective Time but with a payment date subsequent to surrender. Until surrendered as contemplated by this Section 3.2(c), each Certificate (other than Certificates representing shares of Company Stock to be cancelled in accordance with Section 2.1(b) and Dissenting Shares) shall at any time after the Effective Time represent solely the right to receive upon such surrender, subject to Section 2.10 and 2.11, the merger consideration provided for in Section 2.1(c), Section 2.1(d) or Section 2.2(b), as applicable, allocable to the shares represented by such Certificate, as contemplated by Article II and this Article III. Notwithstanding any provision of this Agreement to the contrary, the number of shares of Buyer Stock comprised in the portion of the Aggregate Merger Consideration to be received by any Stockholder pursuant to the Merger, and/or any cash amount to be received by each Stockholder pursuant to this Agreement (with such Buyer Stock being valued at the Closing Price), shall be reduced by the outstanding principal and accrued interest payable by such Stockholder to the Company pursuant to the terms of such Stockholder’s promissory notes in favor of the Company, and the Company shall deliver to Buyer at least five (5) Business Days prior to the Closing a schedule providing correct and complete details of all such promissory notes and all such amounts payable by any Stockholder as of the Closing; provided, that such Stockholder has delivered to the Company prior to the Closing a written consent, in form reasonably satisfactory to Buyer, authorizing such reduction.
          (d) If any Certificate shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, subject to Section 2.10 and Section 2.11, the merger consideration provided for in Section 2.1(c), Section 2.1(d) or Section 2.2(b), as applicable, with respect to the shares formerly represented thereby. No Stockholder shall be required to deliver any bond or other security in connection with the delivery of an affidavit as contemplated by this Section 3.2(d).
          (e) To the extent permitted by applicable Law, none of Buyer, MergerCo, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Common Stock Consideration per Share or Preferred Stock Merger Consideration per Share or any cash amounts to be paid in lieu thereof from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to six (6) months after the Effective Time, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
          (f) Each of the Exchange Agent, the Surviving Corporation, Stockholders’ Representative and Buyer shall deduct and withhold from any amounts payable or consideration deliverable by them pursuant to this Agreement to any holder of Company Stock, such amounts or such consideration as are required to be withheld by them with respect to the making of such payment or delivery of such consideration under the Code and the rules and regulations promulgated thereunder, or any provision of United States federal, state or local Tax Laws. To the extent that amounts or consideration are so withheld, such withheld amounts (or the cash equivalent of such consideration) shall be (i) remitted by the Exchange Agent, the Surviving Corporation, Stockholders’ Representative or Buyer, as the case may be, to the applicable governmental agency and (ii) treated for all purposes of this Agreement as having been paid or delivered to the holder of the Company Stock in respect of which such deduction and withholding was made.
          (g) All the merger consideration provided for in Section 2.1(c), Section 2.1(d) or Section 2.2(b), as applicable, or cash paid in lieu thereof in accordance with this Agreement, paid upon the surrender of a Certificate in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock formerly represented by such Certificate. At the Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of shares shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged for the merger consideration provided for in Section 2.1(c), Section 2.1(d) or Section 2.2(b), as applicable, or cash paid in lieu thereof, as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.
          (h) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Buyer in direct obligations of the U.S. Treasury, on a daily basis. Any interest and other income resulting from such investments shall be the property of and will be promptly paid to Buyer. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, Buyer shall promptly deposit cash into the Exchange Fund in an amount that is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.
          (i) Promptly following the date that is thirty (30) months after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the Merger. Any former Stockholders who have not complied with this Section 3.2 prior to the end of such thirty (30) month period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of their claim for the merger consideration provided for in Section 2.1(c), Section 2.1(d) or Section 2.2(b), as applicable, or any cash or cash paid in lieu thereof, without any interest thereon. If any Certificates shall not have been surrendered immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable Law, become the property of Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
     Section 3.3 Appraisal Rights.
          (a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Stockholders who, in accordance with Section 262 of the DGCL (the “Appraisal Rights Provisions”) (i) have not consented in the Stockholder Written Consent (as defined in the Recitals) to adopt and approve this Agreement and (ii) shall have demanded properly in writing on or before the Demand Date appraisal for such shares and complied in all respects with the Appraisal Rights Provisions and (iii) shall not have effectively withdrawn, lost or failed to perfect their rights to appraisal (collectively, the “Dissenting Shares”), will not be converted as described in Section 2.1, but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the Appraisal Rights Provisions; provided, however, that all shares of Company Stock held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been cancelled and retired and to have been converted, as of the Effective Time, into the right to receive, subject to Section 2.10 and Section 2.11, the merger consideration provided for in Section 2.1(c), Section 2.1(d) or Section 2.2(b), as applicable, or any cash in lieu of fractional shares, without interest, in the manner provided in Article II. For purposes of this Agreement, the “Demand Date” shall be the twentieth (20th) day after the date of the mailing by the Company to the Stockholder of notice of the approval of the Merger and of such Stockholder’s rights to appraisal in accordance with the Appraisal Rights Provisions. Persons who have perfected statutory rights with respect to Dissenting Shares as aforesaid will not be paid by the Surviving Corporation as provided in this Agreement and will have only such rights as are provided by the Appraisal Rights Provisions with respect to such Dissenting Shares. The Company shall give Buyer and MergerCo prompt notice of any demands received by the Company for the exercise of appraisal rights with respect to shares of Company Stock and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer (which consent may be withheld by Buyer for any reason whatsoever or for no reason, in Buyer’s sole and absolute discretion), make any payment with respect to, or settle or offer to settle, any such demands.
          (b) Each dissenting Stockholder who becomes entitled under the Appraisal Rights Provisions to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Rights Provisions), and such shares of Company Stock shall be cancelled.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          The Company hereby makes to Buyer and MergerCo the representations and warranties contained in this Article IV.
     Section 4.1 Existence; Good Standing; Authority.
          (a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, operate and lease its properties and assets and carry on its business as currently conducted. The Company is duly licensed or qualified to do business as a foreign corporation under the Laws of each jurisdiction listed on Schedule 4.1(a) and each other jurisdiction in which the character of its properties or assets or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect (as defined below). The Company has made available to Buyer’s counsel a complete and correct copy of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and by-laws (the “By-laws”), each as amended to date, and each of the Certificate of Incorporation and the By-laws is in full force and effect and no amendments thereto are pending.
          For the purposes hereof, “Company Material Adverse Effect” means a material adverse effect on the business, financial condition, assets, properties, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or will be considered in determining whether there has occurred, a Company Material Adverse Effect: (i) any change, effect or circumstance that the Company establishes was the proximate result of any action or omission of a party required under this Agreement or the pendency or announcement of the transactions contemplated by this Agreement; (ii) any effect arising from or relating to any change in GAAP or any change in applicable Laws unrelated to the Merger, or the interpretation thereof, and of general applicability after the date of this Agreement; (iii) any failure of the Company to meet any financial projection or forecast, other than by reason of a breach or violation of any representation or warranty of the Company pursuant to this Agreement (provided that for the avoidance of doubt, and as provided in Section 4.24, no representations or warranties are being made by the Company with respect to financial projections or forecasts); and (iv) any change or development in economic, political, business or credit derivative market conditions generally (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise); provided, however, that (ii) and (iv) above shall operate only to the extent that such effect, change or development does not affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner.
          (b) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject only to receipt of the Stockholder Written Consent from holders of Company Stock constituting (i) at least a majority of the outstanding shares of the voting capital stock of the Company representing at least a majority of the outstanding voting power of the Company and (ii) at least a majority of the outstanding shares of the Series D Convertible Preferred Stock (collectively, the “Required Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by each of Buyer and MergerCo, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
     Section 4.2 Capitalization.
          (a) The authorized capital stock of the Company consists of (i) 382,630 shares of Series A Convertible Preferred Stock, par value $.001 per share, of which 153,400 shares are issued and outstanding; (ii) 2,000,000 shares of Series C Convertible Preferred Stock, par value $.001 per share, of which 1,200,000 shares are issued and outstanding; (iii) 35,000,000 shares of Series D Convertible Preferred Stock, par value $.001 per share, of which 19,035,560 shares are issued and outstanding; and (iv) 65,000,000 shares of Common Stock, par value $.001 per share, of which 20,101,514 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and non-assessable. Schedule 4.2(a) sets forth a correct and complete list as of the date of this Agreement of (i) the number of shares of Common Stock and Convertible Preferred Stock that each current Stockholder of the Company holds of record, (ii) each outstanding Vested Company Option, Unvested Company Option and share of Company Restricted Stock, including the holder, date of grant exercise price (if applicable), number of shares of Common Stock subject thereto, number of shares of Common Stock vested of such date, vesting schedule, the type of Company Option, share of Company Restricted Stock and the Stock Plan under which such

Company Option or share of Company Restricted Stock was granted, and (iii) each outstanding T-Zero LTIP Award and Q-Wixx LTIP Award (together, the “LTIP Awards”), including the holder, date of grant exercise price (if applicable), number of shares of Common Stock (if applicable) subject thereto, number of such LTIP Awards vested of such date, vesting schedule, the type of LTIP Award the Stock Plan under which such LTIP Award was granted. Except as set forth on Schedule 4.2(a), there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which the Company is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of the Company. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter. Except as set forth on Schedule 4.2(a), there are no agreements to which the Company is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares. Except as set forth on Schedule 4.2(a), there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock, other equity interests or any other securities of the Company.
          (b) Each Company Option and share of Company Restricted Stock (i) was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Stock Plan pursuant to which it was issued, (ii) except as set forth on Schedule 4.2(b), has an exercise price (if applicable) per share of Common Stock equal to or greater than the fair market value of a share of Common Stock on the grant date, (iii) has a grant date identical to the date on which the Company Board or compensation committee actually awarded such Company Option and share of Company Restricted Stock, and (iv) qualifies for the Tax and accounting treatment afforded to such Company Option and share of Company Restricted Stock in the Company’s Tax returns and the Company’s Financial Statements, respectively, and (v) except as set forth on Schedule 4.2(b), is exempt from Section 409A of the Code.
     Section 4.3 Subsidiaries.
          (a) The Company’s Subsidiaries are listed on Schedule 4.3(a). Except as set forth on Schedule 4.3(a), the Company owns directly or indirectly all of the outstanding shares of capital stock or other equity interest of each of the Company’s Subsidiaries. Except as set forth on Schedule 4.3(a), neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock, equity or other ownership interest in any other Person. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable.
          (b) Each of the Company’s Subsidiaries is an entity of the type set forth on Schedule 4.3(b), duly incorporated, organized or otherwise formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, operate and lease its properties and assets and to carry on its business as currently conducted. Each such Subsidiary is duly licensed or qualified to do business as a foreign corporation under the Laws of each jurisdiction listed on Schedule 4.3(b)

and each other jurisdiction in which the character of its properties or assets or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect. The Company has made available to Buyer’s counsel a complete and correct copy of the organizational documents of each such Subsidiary, in each case as amended to date, and each of those organizational documents is in full force and effect and no amendments thereto are pending.
     Section 4.4 No Conflict; Consents.
          (a) Subject to the adoption and approval of the Merger by the Stockholders, the execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof, will not, except as set forth on Schedule 4.4(a), (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, give rise to a right of termination of or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company’s or any of its Subsidiaries’ assets are bound, (ii) conflict with, or result in, any violation of any provision of the Certificate of Incorporation or By-laws or the comparable organizational documents of any of the Company’s Subsidiaries; or (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, or any order of, or any restriction imposed by, any court or other Governmental Body applicable to the Company or any of its Subsidiaries, except, in the case of clauses (i) and (iii) of this Section 4.4(a), for any such conflicts, defaults, violations, terminations and any waivers if not obtained that would not, individually or in the aggregate, reasonably be expected to result in a Loss that would exceed $1,000,000 or otherwise reasonably be expected to result in a Company Material Adverse Effect.
          (b) Except as set forth in Schedule 4.4(b), no notice, or report to, declaration or filing with, or consent or approval of (i) any United States federal, state or local, or any supra-national or non-U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, Self-Regulatory Organization, court, tribunal or judicial or arbitral body, including the Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the FSA (each a “Governmental Body”), or (ii) any other third party pursuant to any Material Contract, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement, and the performance by the Company or any of its Subsidiaries under, or the consummation by the Company and its Subsidiaries of the transactions contemplated by, this Agreement in accordance with the terms hereof, except for: (A) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or termination of the applicable waiting period thereunder; and (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. For purposes of this Agreement, “Self-Regulatory Organization” shall mean any U.S. or foreign commission, board, agency or body that is not a Governmental Body but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, ECNs, insurance companies or agents, investment companies or investment advisers.
          (c) Schedule 4.4(c) sets forth a correct and complete list of all claims currently held by the Company or any of its Subsidiaries, as creditors or claimants, with respect to debtor or debtor-in-possession subject to proceedings under Chapter 11 of Title 11 of the United States Code, together with a correct and complete list of all orders entered by the applicable United States Bankruptcy Court with respect to each such proceeding. None of such orders would, individually or in the aggregate, reasonably be expected to involve $1,000,000 or more or otherwise result in a Company Material Adverse Effect.
     Section 4.5 Financial Statements.
          (a) The Company has delivered to Buyer the following financial statements, copies of which are attached hereto as Schedule 4.5(a) (collectively, the “Company’s Financial Statements”):
     (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2006 and December 31, 2007, and consolidated statements of income and cash flows for each of the years then ended (such December 31, 2007 audited consolidated balance sheet being hereinafter referred to as the “Latest Audited Balance Sheet”); and
     (ii) the Estimated Reference Date Balance Sheet, and the unaudited, unconsolidated statements of income and cash flows for the three-month period then ended.
Subject to, in the case of any of the Company’s Financial Statements that are unaudited, the absence of footnotes and the need to make normal, recurring year-end adjustments with respect to any of the Company’s Financial Statements that are unaudited, the Company’s Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly in all material respects the consolidated financial condition of the Company and consolidated results of the Company’s operations, changes in stockholders’ equity and cash flows, respectively, at and for the periods presented.
          (b) Neither the Company nor any of its Subsidiaries has any indebtedness or liabilities of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would, individually or in the aggregate, reasonably be expected to result in a Loss that would exceed $1,000,000 or otherwise reasonably be expected to result in a Company Material Adverse Effect, other than those (i) fully reflected in or reserved against in the Latest Audited Balance Sheet, or (ii) set forth on Schedule 4.5(b).
     Section 4.6 Absence of Certain Changes. Except as set forth on Schedule 4.6, since the date of the Latest Audited Balance Sheet, the Company and its Subsidiaries have operated their business only in the ordinary course of business consistent with past practices, and, without limiting the generality of the foregoing, (i) there has not been any change, event or effect that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect, and (ii) the Company and its Subsidiaries have not taken any action that would be prohibited by Section 6.1, if such provisions had been in effect since the date of the Latest Audited Balance Sheet.
     Section 4.7 Litigation. Except as set forth on Schedule 4.7(a), as of the date hereof (a) there is no litigation, action, suit, claim, arbitration, investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, and (b) neither the Company nor any of its Subsidiaries is a party to or subject to any provision of any outstanding writ, order, judgment, injunction, decree or award of any Governmental Body. Neither the Company nor any of its Subsidiaries is a party to any litigation, action, suit, claim, arbitration, investigation or other proceeding, or subject to any provision of any outstanding writ, order, judgment, injunction, decree or award of any Governmental Body that would, individually or in the aggregate, reasonably be expected to result in a Loss that would exceed $1,000,000 or otherwise reasonably be expected to result in a Company Material Adverse Effect.
     Section 4.8 Taxes.
          (a) Except as set forth on Schedule 4.8 :
     (i) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action to, nor to the Knowledge of the Company is there any fact or circumstance that would, prevent the Merger and other transactions contemplated by this Agreement from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; provided, that the representations and warranties in this Section 4.8(a)(i) shall not be considered breached if the Merger and other transactions contemplated by this Agreement do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code because of cash paid to the Stockholders with respect to Dissenting Shares;
     (ii) The Company and its Subsidiaries have timely filed or been included in, or will timely file or be included in, all Tax Returns (as defined below) required to be filed by them or in which they are to be included, taking into account any extension of time to file granted to or obtained on behalf of the Company or any of its Subsidiaries, and all such Tax Returns are or will be true, correct and complete in all material respects;
     (iii) The Company and its Subsidiaries have timely paid or caused to be timely paid all Taxes due and owing or have made provision, in accordance with GAAP, for all Taxes owed or accrued, whether current or deferred;
     (iv) Neither the Internal Revenue Service (the “IRS”) nor any other Taxing Authority has proposed, asserted or assessed any deficiency or claim for any amount of additional Taxes with respect to the Company or any of its Subsidiaries;

     (v) No waiver, extension or comparable consent regarding the application of the statute of limitations with respect to any Taxes of the Company or any Subsidiary is outstanding, nor is any request for any such waiver or consent pending. To the Knowledge of the Company, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has received a written notice of any actual or threatened audits or proceedings or is otherwise aware of any such audits or proceedings;
     (vi) The Company and its Subsidiaries have complied with all applicable Laws relating to the withholding of Taxes, the payment thereof and any information reporting requirements;
     (vii) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company) nor does the Company or any of its Subsidiaries have any liability for Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of foreign, state or local Law) or otherwise. Neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement requiring the indemnification, sharing or allocation of Taxes;
     (viii) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
     (A) Change in method of accounting for a taxable period ending on or prior to the Closing Date;
     (B) “Closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;
     (C) Intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law);
     (D) Installment sale or open transaction disposition made on or prior to the Closing Date; or
     (E) Prepaid amount received on or prior to the Closing Date;

     (ix) Neither the Company nor any of its Subsidiaries has distributed the stock of another entity or had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361;
     (x) Neither the Company nor any of its Subsidiaries has participated in a reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b) or (c)(3);
     (xi) Neither the Company nor any of its Subsidiaries has participated in a transaction for which disclosure was provided in order to avoid penalties;
     (xii) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;
     (xiii) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law);
     (xiv) There are no liens for Taxes upon the assets of the Company or its Subsidiaries, except for Permitted Liens and for which adequate reserves have been established in accordance with GAAP; and
     (xv) To the Knowledge of the Company, there are no unresolved questions, claims or disputes concerning the liability for Taxes of the Company or any Subsidiary that would exceed the estimated reserves therefor established on its books and records. No written claim has ever been made by a Taxing Authority in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that the Company or such Subsidiary may be subject to taxation by that jurisdiction.
          (b) For the purposes of this Agreement:
     (i) “Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, imposed by the IRS or any other Taxing Authority, including, without limitation, all federal, state, local and foreign income, profits, franchise gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, or other amounts payable under unclaimed property, escheatment or similar common law concepts, and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to any such liabilities of any other person;
     (ii) “Taxing Authority” shall mean any Governmental Body, or any lawfully authorized third-party, responsible for the audit, assessment, collection, adjudication, arbitration, competent authority or other dispute resolution, or other administration of Taxes, including without limitation the legislation of Laws, or promulgation of rules or regulations, with respect to Taxes; and
     (iii) “Tax Returns” shall mean any report, return, estimate, information return, statement, document or other filing (together with all schedules and other information included therewith) required to be supplied to any Taxing Authority with respect to Taxes.
     Section 4.9 Employee Benefit Plans.
          (a) Schedule 4.9(a)(1) sets forth all benefit and compensation plans, contracts, policies or arrangements covering current or former employees (to the extent there are any continuing obligations with respect thereto) of the Company and its Subsidiaries, including but not limited to, “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), currently maintained by the Company or any of its Subsidiaries, and deferred compensation, severance, change in control, termination stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Company Plans”), other than plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (the “Company Non-U.S. Plans”, which are set forth on Schedule 4.9(a)(2) (the Company Plans and Company Non-U.S. Plans, together, the “Benefit Plans”). True and complete copies of all Benefit Plans listed on Schedules 4.9(a)(1) and 4.9(a)(2), including but not limited to, any trust instruments, insurance contracts and loan agreements forming a part of any Company Plans, and all amendments thereto have been provided or made available to Buyer. Neither the Company nor any of its Subsidiaries nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”), sponsors, maintains or contributes to (or is obligated to contribute to) or has within the past six years sponsored, maintained or contributed to any “employee pension plan,” as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA or Section 412 of the Code (a “Pension Plan”), or any “multiemployer plan,” as defined in Section 3(37) of ERISA, or any “multiple employer” plan within the meaning of Sections 210(a), 4063 or 4064 of ERISA. Except as set forth on Schedule 4.9(a)(3), none of the Company Plans provides for post-employment life or health insurance benefits for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (or similar state law), and at the expense of the participant or the participant’s beneficiary, and the Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.
          (b) The Company Plans have been administered substantially in accordance with and are in substantial compliance with the applicable provisions of ERISA and the Code,

including but not limited to the Pension Protection Act of 2006, Section 502(i) of ERISA and Section 4975 of the Code, and neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material Tax or material penalty imposed by Section 502 of ERISA or Section 4980F of the Code. Each Company Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder, covering all Tax Law changes through and including the Economic Growth and Tax Relief Reconciliation Act of 2001, or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, such plan was timely adopted and no circumstances exist that could reasonably be expected to result in loss of the qualification of such Company Plan under Section 401(a) of the Code. All Company Plans that are “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) have been maintained and administered in good faith compliance with the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder. As of the date hereof, there is no pending or, to the Company’s knowledge threatened, litigation relating to the Company Plans that would, individually or in the aggregate, reasonably be expected to result in a Loss that would exceed $1,000,000 or that would otherwise have a Company Material Adverse Effect.
          (c) All contributions required to be made under each Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Benefit Plan have been, in all material respects, properly accrued and reflected in the Company’s Financial Statements.
          (d) All Company Non-U.S. Plans comply in all material respects with applicable local Law. The Company and its Subsidiaries have no unfunded liabilities with respect to any such Company Non-U.S. Plan that would, individually or in the aggregate, reasonably be expected to result in a Loss that would exceed $1,000,000 or that would otherwise have a Company Material Adverse Effect. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened litigation relating to Company Non-U.S. Plans that would, individually or in the aggregate, reasonably be expected to result in a Loss that would exceed $1,000,000 or that would otherwise have a Company Material Adverse Effect.
          (e) Except as set forth in Schedule 4.9(e), there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.
          (f) Except as expressly contemplated by this Agreement or as set forth on Schedule 4.9(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due or result in an increase in any payment to any employee of the Company or any of its Subsidiaries, (ii) increase any compensation or benefits (including without limitation severance or termination pay) otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of any such compensation or benefits or increase the amount payable or result in any other obligation pursuant to any such plan, (iv) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Buyer to merge, amend or terminate any of the Company Plans, (v) result in payments under any of the Company Plans which would not be deductible under Section 280G of the Code, (vi) result in any actual or potential obligation to reimburse or otherwise “gross up” any Person for the interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code or (vii) result in any obligation on the Company or any of its Subsidiaries to account to Her Majesty’s Revenue & Customs for income Tax on behalf of any employee or former employee or pay National Insurance contributions (either employer or employee) pursuant to Chapter 2 of Part 7 of the Income Tax (Earnings and Pensions) Act 2003.
          (g) The Company undertakes that all holders of Company Restricted Stock (as defined in clause 2.2(b) of this Agreement) who are subject to taxation in the United Kingdom will join with their relevant employing company in executing valid taxation elections pursuant to section 431(1) of Chapter 2 of Part 7 of the Income Tax (Earnings and Pensions) Act 20 within the relevant time limit set by such section in respect of their acquisition of Buyer Stock if no election has previously been entered into in respect of the related Company Restricted Stock.
          (h) The Company undertakes that it shall procure the assignment of its rights to Buyer pursuant to all deeds of indemnities and undertakings entered into by employees or former employees in relation to indemnification for secondary class 1 National Insurance liabilities arising in the United Kingdom in respect of Company Restricted Stock and Company Options awarded pursuant to the Stock Plan and shall if necessary to give effect to the continuation and survival of such indemnities and undertakings with respect to New Options or Buyer Stock issued to such employee or former employee in relation to their Company Restricted Stock, procure that new deeds or amendments to the existing deeds are entered into by the relevant parties.
     Section 4.10 Real and Personal Property.
          (a) Except as set forth on Schedule 4.10(a), neither the Company nor any of its Subsidiaries owns any real property.
          (b) Schedule 4.10(b) sets forth a list of all real property leased or sub-leased by the Company or any of its Subsidiaries (the “Leased Real Property”). All leases or sub-leases relating to Leased Real Property are identified on Schedule 4.10(b) (each a “Lease” and collectively, the “Leases”) and the Company has made available to Buyer’s counsel a correct and complete copy of each Lease, as amended to date. With respect to each Lease listed on Schedule 4.10(b ):
     (i) such Lease is legal, valid, binding and enforceable against each party thereto, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity;
     (ii) each Lease listed on Schedule 4.10(b) has been duly authorized and executed by the Company or such Subsidiary, as applicable;
     (iii) neither the Company nor any Subsidiary, nor any other party to any Lease, is in default in any material respect under any of said Leases, and no event has occurred which, with notice or lapse of time, would constitute a material default or permit termination, material modification or acceleration under any of said Leases;
     (iv) neither the Company nor any Subsidiary has any obligation or right to purchase or acquire the property subject to said Lease or any other real estate interest; and
     (v) neither the Company nor any Subsidiary has granted to any Person or entity, and, to the Knowledge of the Company, no Person or entity has, any option, right of first refusal or other contractual right or obligation to acquire title to any of such property or any portion thereof or interest therein.
          (c) Except as set forth on Schedule 4.10(c ) or as specifically disclosed in the Latest Audited Balance Sheet, and except with respect to leased personal property, the Company and each of its Subsidiaries have good title to all of the tangible personal property and assets shown on the Latest Audited Balance Sheet or acquired after the date of the Latest Audited Balance Sheet, free and clear of any Encumbrances, except for Permitted Liens. For the purposes of this Agreement, (i) “Encumbrance” shall mean any lien, pledge, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, security interest, encumbrance, adverse claim, interference or restriction on transfer (except for restrictions arising under applicable securities Laws), including a Permitted Lien; and (ii) “Permitted Lien” shall mean (A) Encumbrances securing Indebtedness for Borrowed Money that is specifically disclosed in the Latest Audited Balance Sheet, (B) Encumbrances for Taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty or which are being contested in good faith and which in any event do not exceed $1,000,000, individually or in the aggregate, (C) carriers’, warehousemens’, mechanics’, landlords’, materialmens’, repairmens’ or other similar Encumbrances arising in the ordinary course of business relating to obligations as to which there is no default on the part of Company and which in any event do not exceed $1,000,000, individually or in the aggregate, (D) Encumbrances consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure liability to insurance carriers and which in any event do not exceed $1,000,000, individually or in the aggregate, (E) Encumbrances set forth on Schedule 4.10(c) and (F) Encumbrances of record or imperfections of title which are not material in character, amount or extent and which do not materially detract from the value or materially interfere with the present use of the assets or specific parcel of Leased Real Property to which they relate.
          (d) The Company and its Subsidiaries are the lessees of, and hold valid leasehold interests in all material assets shown as leased on the Latest Audited Balance Sheet and all Leased Real Property disclosed on Schedule 4.10(b). Except as would not be material to the Company and its Subsidiaries as a whole, the assets owned, licensed or leased by the Company and its Subsidiaries constitute all the assets used in the business of the Company and its Subsidiaries (including all books, records, computers and computer programs and data processing systems), are in good condition (subject to normal wear and tear and immaterial impairments of value and damage) and are generally suitable for the uses for which they are used in the operation of the business of such Persons. As of the Effective Time, the Company and its Subsidiaries will have sufficient property, assets and rights to engage in the business of the Company and its Subsidiaries in substantially the same manner as on the date hereof.
     Section 4.11 Labor and Employment Matters.
          (a) Except as set forth on Schedule 4.11(a), (i) the Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices including, without limitation, all applicable Laws relating to taxation, employment standards, workers’ compensation, terms and conditions of employment, occupational health and safety, disability benefits, wages and hours, termination of employment, human rights, immigration, pay equity, employment equity, and, where applicable, the Worker Adjustment and Retraining Notification Act, (ii) in the three (3) years before the date of this Agreement, there has been no harassment, discrimination, retaliatory act or similar claim, action or proceeding against the Company or any of its Subsidiaries or any of their officers, directors or employees (in their capacities as such), and (iii) no employee of the Company or any of its Subsidiaries is owed or has filed an administrative complaint or action alleging the employee is owed any material wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and accrued vacation). None of the matters identified on Schedule 4.11(a) would, individually or in the aggregate, reasonably be expected to result in a Loss that would exceed $1,000,000 or otherwise reasonably be expected to result in a Company Material Adverse Effect.
          (b) None of the employees of the Company or any Subsidiary is represented by a labor union and neither the Company nor any Subsidiary of the Company is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no organizational effort currently being made or, to the Knowledge of the Company, threatened by or on behalf of any labor organization or trade union to organize any employees of the Company or any Subsidiary, and neither the Company nor any Subsidiary of the Company is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization; nor is there pending or, to the Knowledge of the Company, threatened in writing, any material labor dispute, picketing, strike, walkout, work stoppage, slow-down or lockout involving the Company or any Subsidiary of the Company, nor has there been any such action, dispute or proceeding within the last three years.
          (c) Schedule 4.11(c) contains in respect of each employee of any UK Subsidiary of the Company at the date of this Agreement, details of name, age, position, gender, length of employment, annual salary, annual bonus, other remuneration or benefits and notice period required to be served by the employing company to terminate the employment. Such information is correct and complete is all respects.
          (d) The data room maintained by the Company in connection with the transactions contemplated by this Agreement contains true, up-to-date and complete copies of standard contracts of employment between any UK Subsidiary of the Company and any employees.
     Section 4.12 Contracts. Except as set forth in Schedule 4.12, neither the Company nor any Subsidiary of the Company is a party to:
          (a) any partnership, joint venture or other similar Contract relating to the formation, operation, management or control of any partnership or joint venture;
          (b) any Contract that is reasonably likely to require annual payments to or from the Company or any of its Subsidiaries in excess of $500,000 in any calendar year;
          (c) any employment, severance or consulting Contract with any director, officer or employee requiring an annual payment of cash compensation in excess of $200,000 for each Person;
          (d) any Contract that (i) purports to limit or restrict in any material respect the ability of the Company or any Subsidiary or Affiliate (as defined below in subsection (e)) of the Company to enter into or engage in any market or line of business, (ii) could require the disposition of any material assets or line of business of the Company or any Subsidiary of the Company or, after the Effective Time, Buyer or its Subsidiaries, (iii) grants “most favored nation” status that, after the Effective Time, would apply to Buyer and its Subsidiaries, including the Company and its Subsidiaries, or (iv) prohibits or limits the rights of the Company or any of its Subsidiaries to make, sell, perform or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights;
          (e) any Contract with any current officer, director or Affiliate of the Company or any of its Subsidiaries (an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person) or any Person owning of record or, to the Knowledge of the Company, beneficially owning five percent or more of the outstanding shares of Common Stock or, to the Knowledge of the Company, any family member of any of the foregoing or any entity that is an Affiliate of any such family member;
          (f) any Contract for the sale of any of the assets of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;
          (g) any Contract relating to the incurrence, assumption, surety or guarantee of any indebtedness (excluding any agreement to guarantee lease payments);
          (h) any Contract under which the Company or any of its Subsidiaries has made advances or loans to any other Person (which shall not include routine travel advances, not to exceed $10,000, made to an employee of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice);

          (i) any Contract providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to the Company or any of its Subsidiaries and (y) entered into in the ordinary course of business;
          (j) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any assets that have a fair market value or purchase price of more than $500,000 or any equity securities of any Person; and
          (k) any other material Contract (or group of related Contracts) not described (or required to be disclosed on Schedule 4.12 ) pursuant to Section 4.12(a) through Section 4.12(j) and the performance of which requires aggregate payments to or from the Company in excess of $500,000 in any instance, other than Contracts entered into in the ordinary course of business consistent with past practice.
     A correct and complete copy of each of the Contracts set forth on Schedule 4.12 (together with each Lease, each Intellectual Property License and each license with respect to Company Software, collectively, the “Material Contracts”) has been made available to Buyer’s counsel and each such Material Contract is in full force and effect and represents legally valid and binding obligations of the Company and/or its Subsidiaries party thereto and of each other counterparty thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as expressly stated on Schedule 4.12, each of the agreements listed on Schedule 4.12 is in full force and effect, and neither the Company nor any of its Subsidiaries is and no other party thereto is, in default or breach in any material respect under the terms of any such Contract.
     Section 4.13 Intellectual Property.
          (a) The Company or its Subsidiaries solely own all right and title to, free and clear of any lien, or, has licenses (sufficient for the conduct of its business as currently conducted) to each item of Company Intellectual Property used in connection with the operation or conduct of its business as currently conducted, including in connection with the sale of any products or the provision of any services by the Company or its Subsidiaries. Neither the Company nor its Subsidiaries are subject to any proceeding or outstanding decree, order, judgment or stipulation resulting from the resolution of a dispute restricting in any manner the use, enforceability, transfer or licensing by the Company or its Subsidiaries of any of the Company Intellectual Property.
          (b) Schedule 4.13(b) contains a list of all Intellectual Property Licenses. All Intellectual Property Licenses are valid, binding and in full force and effect. The Company or its Subsidiaries have taken all necessary action to maintain each Intellectual Property License. No loss or expiration of any Intellectual Property License is pending or threatened (other than expiration upon the expiration of any term thereof).
          (c) Schedule 4.13(c) contains a list of all Registered Intellectual Property owned by, or filed by or on behalf of, the Company or its Subsidiaries. Each item of Registered

Intellectual Property owned by, or filed on behalf of, the Company or its Subsidiaries is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with said Registered Intellectual Property have been paid and all necessary documents, recordations and certifications in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Registered Intellectual Property, except for such Registered Intellectual Property which the Company has permitted to expire or has cancelled or abandoned in its reasonable business judgment prior to the Effective Date.
          (d) The Company’s or its Subsidiaries’ licensing of any of their trademarks, trade names, and service marks has been subject to commercially reasonable quality control by the Company or its Subsidiaries and the Company or its Subsidiaries have exercised such quality control in a consistent and commercially reasonable manner. Schedule 4.13(d) lists all unregistered and common law trademarks, service marks and trade names of the Company or its Subsidiaries currently used in the conduct of the business of the Company or its Subsidiaries and recognized by the Company or its Subsidiaries as marks or trade names.
          (e) All Registered Intellectual Property that the Company or its Subsidiaries purport to own, which was developed by an employee of a Company or its Subsidiaries, (i) has been assigned to the Company or its Subsidiaries by said employee through a valid assignment document or (ii) was developed by said employee working within the scope of his or her employment at the time of such development so that such Registered Intellectual Property became the exclusive property of Company or its Subsidiaries pursuant to a valid, executed agreement. All Company Intellectual Property (excluding any Registered Intellectual Property) that the Company or its Subsidiaries purport to own, which was developed by an employee of a Company or its Subsidiaries, was (A) developed by said employee working within the scope of his or her employment at the time of such development or (B) assigned to the Company or its Subsidiaries by said employee through a valid assignment document. All employees working for the Company or its Subsidiaries as of the date of this Agreement, or employees who have previously worked for the Company or its Subsidiaries, are or were under an obligation, pursuant to a valid executed employment agreement, to assign all rights and interest in any Intellectual Property, developed by said employee while working within the scope of his or her employment at the time of such development, to the Company or appropriate Subsidiary.
          (f) Schedule 4.13(f) lists all agreements pursuant to which Company Intellectual Property has been developed or created by a third party for the Company or its Subsidiaries. To the extent that any Company Intellectual Property has been developed or created by a third party for the Company or its Subsidiaries, the Company or its Subsidiaries either (i) have obtained ownership of and are the exclusive owner of, or (ii) have obtained a license (sufficient for the conduct of the business of the Company or its Subsidiaries as currently conducted) to, all of such third party’s Intellectual Property developed or created for the Company or its Subsidiaries, by operation of Law or through execution of a valid assignment or license agreement.

          (g) The operation of the business of the Company or its Subsidiaries including the design, development, marketing and sale of the products or services (including products currently under development), has not and does not infringe or misappropriate in any manner the Intellectual Property of any third party or constitute unfair competition or trade practices under the Laws of any jurisdiction.
          (h) Neither the Company nor its Subsidiaries have received written notice of any claim from any third party that either the Company Intellectual Property or the operation of the business of the Company or its Subsidiaries or any act, product or service of the thereof, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction. Except as set forth in Schedule 4.13(h), to the Knowledge of the Company, no Person has or is currently infringing or misappropriating any Company Intellectual Property. Except as set forth in Schedule 4.13(h), as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any suit, action or proceeding which involves a claim of infringement, unauthorized use, or violation of any Intellectual Property used or owned by any Person against the Company or its Subsidiaries, or challenging the ownership, use, validity or enforceability of any Intellectual Property owned or used by the Company or its Subsidiaries.
          (i) Except as set forth in Schedule 4.13(i), the Company has taken reasonable steps to protect the rights of the Company or its Subsidiaries in the Confidential Information used by the Company or its Subsidiaries of any Confidential Information which has not been intentionally dedicated to the public domain through the commercially reasonable conduct of the business of the Company and its Subsidiaries.
          (j) For the purposes of this Agreement:
     (i) “Company Intellectual Property” means any Intellectual Property that is owned by or licensed to the Company or any of its Subsidiaries, including the Company Software.
     (ii) “Confidential Information” means any data or information concerning the Company or its Subsidiaries (including trade secrets), without regard to form, regarding (for example and including) (a) business process models; (b) proprietary software, including source code; (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, contracts, suppliers, customers, and customer lists; (d) the identity, skills and compensation of employees, contractors, and consultants; (e) specialized training; and (f) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United States or elsewhere.
     (iii) “Intellectual Property” means any and all of the following, throughout the world, and all rights arising out of or associated therewith: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof (“Patents”); (b) all inventions (whether patentable or not), invention disclosures, improvements, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, and all derivative works thereof; (e) all rights in internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (f) all software; (g) all rights in databases and data collections; and (h) all moral and economic rights of authors and inventors, however denominated.
     (iv) “Intellectual Property Licenses” shall mean licenses (i) with respect to Company Intellectual Property licensed to any third party (other than end user licenses in the ordinary course of business) (“Intellectual Property License Out”) or (ii) pursuant to which a third party has licensed any Company Intellectual Property to the Company or its Subsidiaries (other than licenses of commercially available shrink wrap software or off the shelf software (by way of example only, Adobe Acrobat or Microsoft Word) have a per user license fee of less than $2,000 or a total acquisition cost of less than $10,000).
     (v) “Registered Intellectual Property” means, throughout the world, any and all: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, and intent to use applications to register trademarks and service marks; (c) registered copyrights and applications for copyright registration; (d) domain name registrations; and (e) any other Intellectual Property that is the subject of an application, registration or corresponding right issued by, filed with, or recorded with any Governmental Body.
     Section 4.14 Software.
          (a) Schedule 4.14(a) sets forth a true, correct and complete list of: (i) the Company Proprietary Software and (ii) the Company Licensed Software (other than commercially available shrink wrap software or off the shelf software (by way of example only, Adobe Acrobat or Microsoft Word) having a per user license fee of less than $2,000 or a total acquisition cost of less than $10,000).
          (b) Neither the Company nor its Subsidiaries use open source software, freeware, GNU or Linux systems, or any modification thereof that has resulted in any (i) restriction on the use, licensing or disclosure of any Software, that would prevent the operation of the business of the Company or its Subsidiaries; or (ii) requirement that the Company or its Subsidiaries deliver or otherwise disclose to any third party any source code for any Company Proprietary Software or permit any licensee to modify any such source code. Any open source software, freeware, GNU or Linux systems, used in connection with or embedded in the products of the Company or its Subsidiaries, or any modification thereof is set forth on Schedule 4.14(b).
          (c) To the extent that the Company Proprietary Software was developed by consultants, contractors or other Persons other than employees of the Company or its Subsidiaries, such Persons have executed appropriate instruments of assignment in favor of the Company or its Subsidiaries that have conveyed to the Company or its Subsidiaries ownership of all of its Intellectual Property rights in the Company Proprietary Software. The Company or its Subsidiaries have not received written notice from any third party claiming any right, title or interest in the Company Proprietary Software.
          (d) Except as detailed in the agreements listed in Schedule 4.14(b), the Company has not granted any rights in the Company Software to any third party (other than end user licenses in the ordinary course of business).
          (e) For the purposes of this Agreement:
     (i) “Company Licensed Software” means all Software licensed to the Company or any of its Subsidiaries.
     (ii) “Company Proprietary Software” means all Software owned by the Company or its Subsidiaries, including, all current and prior versions of any Software owned by the Company or its Subsidiaries used to operate the internal computers and systems of the Company or its Subsidiaries or used in products and services marketed, licensed, sold or distributed to customers of the Company or its Subsidiaries.
     (iii) “Company Software” means the Company Licensed Software and the Company Proprietary Software.
     (iv) “Software” means any computer software program, together with any error corrections, updates, modifications, or enhancements thereto, in both machine readable form and human readable form, including all comments and any procedural code.
     Section 4.15 Environmental Matters. Except as set forth on Schedule 4.15 :
          (a) the Company and its Subsidiaries have at all times been in material compliance with all applicable Environmental Laws (as defined below) including with respect to their operations and use of the Leased Real Property;
          (b) neither the Company nor any of its Subsidiaries generates, transports, treats, stores, or disposes of any Hazardous Material (as defined below), except in material compliance with all applicable Environmental Laws, and there has been no Release (as defined below) of any Hazardous Material by the Company or the Subsidiaries at or on the Leased Real Property or at any other location that requires remediation by or would result in liability to the Company or any of its Subsidiaries pursuant to any applicable Environmental Law;

          (c) neither the Company nor the Subsidiaries have (i) received written notice under the citizen suit provisions of any Environmental Law; (ii) received any written request for information, notice, demand letter, administrative inquiry or written complaint or claim under any Environmental Law; (iii) been subject to or threatened in writing with any governmental or private action with respect to any Environmental Law or (iv) received written notice of any unsatisfied liability under any Environmental Law and to the Knowledge of the Company there is no such liability;
          (d) the Company has made available to Buyer’s counsel copies of all environmental reports, studies, assessments, sampling data and memoranda in its or its Subsidiary’s possession relating to the Company and its Subsidiaries or any of their current or former properties or operations.
          For the purposes of this Agreement:
     (i) “Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air.
     (ii) “Environmental Laws” means all Laws relating to protection of the Environment or health or safety, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act, the Occupational Safety and Health Act and similar federal, state and local Laws as in effect on the Closing Date.
     (iii) “Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products regulated under or as defined in, or listed under, any Environmental Law.
     (iv) “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.
     Section 4.16 Insurance. Schedule 4.16 sets forth a correct and complete list of all the insurance policies held by, or for the benefit of, the Company and its Subsidiaries (the “Insurance Policies”), and any pending and unresolved claims made against the Insurance Policies. Except as set forth on Schedule 4.16, the Insurance Policies are sufficient for the Company’s compliance in all material respects with all applicable Laws, all Contracts to which the Company or its Subsidiary is a party or by which it is bound, and generally for the Company and its Subsidiaries to conduct their business in the normal and ordinary course consistent with prevailing industry practices. With respect to any pending claims, neither the Company nor any of its Subsidiaries has been advised in writing of any defense to coverage in connection with any claim to coverage asserted under or in connection with any of the Insurance Policies. Each of the Company and its Subsidiaries is in compliance with the provisions of each Insurance Policy under which it is the insured party, except where any failure to comply would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and its Subsidiaries. No insurer under any Insurance Policy has cancelled or generally disclaimed liability under any Insurance Policy or indicated any intent to do so or not to renew any such Insurance Policy.
     Section 4.17 No Brokers. Neither the Company nor any of its Subsidiaries or Affiliates has entered into any contract, arrangement or understanding with any Person or firm that may result in the obligation of such entity or Buyer or MergerCo to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger, except that the Company has retained and will owe fees to Evercore Partners Inc. as its financial advisor in connection with the Merger.
     Section 4.18 Compliance with Laws. Except as set forth in Schedule 4.18, the businesses of the Company and each of its Subsidiaries have been, and are currently being, conducted in compliance with all federal, state, local and foreign Laws, statutes or ordinances, the common law and all rules, regulations, standards, judgments, orders, writs, injunctions, decrees, arbitration awards, agency requirements, licenses and permits of any Governmental Body (collectively, “Laws”), except for such violations as would not, individually or in the aggregate, reasonably be expected to result in a Loss that would exceed $1,000,000 or otherwise reasonably be expected to result in a Company Material Adverse Effect. Except as set forth in Schedule 4.18, no investigation or review by any Governmental Body with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Body indicated in writing an intention to conduct the same. Except as set forth in Schedule 4.18, the Company has not received any written notice or written communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement.
     Section 4.19 Government Regulation.
          (a) All licenses, registrations, qualifications, memberships, permits, approvals and other authorizations from a Governmental Body held by the Company and its Subsidiaries are listed in Schedule 4.19(a) (collectively, the “Governmental Permits”). Except as would not, individually or in the aggregate, reasonably be expected to result in a Loss that would exceed $1,000,000 or otherwise reasonably be expected to result in a Company Material Adverse Effect, the Governmental Permits constitute all the licenses, registrations, certifications, qualifications, memberships, permits, consents, approvals, exemptions, orders and other authorizations from or issued by a Governmental Body required by the Company and its Subsidiaries to conduct their businesses in the three years before the date of this Agreement.
          (b) Except as set forth on Schedule 4.19(b) and as would not, individually or in the aggregate, reasonably be expected to result in a Loss that would exceed $1,000,000 or otherwise reasonably be expected to result in a Company Material Adverse Effect:
     (i) the Company and its Subsidiaries have timely filed (and, where applicable, obtained approval of) all registrations, qualifications, memberships, applications, reports and permit declarations required to be filed by it with any Governmental Body, and all amendments or supplements to any of the foregoing;

     (ii) the Company and its Subsidiaries are not subject to any restrictions or limitations imposed by any Governmental Body which are continuing and which materially limit such entities’ ability to conduct their businesses, and there are no circumstances which will cause any of the Governmental Permits to be suspended, varied, limited, revoked or not renewed, or otherwise materially affected, in whole or in part;
     (iii) in the three years before the date of this Agreement the business of each Authorized Group Company (as defined in Section 7.4(b)(ii)) has been conducted in all respects in compliance with the requirements of FSMA and the regulatory system (as that expression is defined for the purposes of the FSA’s Handbook of Rules and Guidance) (together, “Regulatory Requirements”);
     (iv) the current employees of the Company and its Subsidiaries have, and the former employees, while employed by the Company and its Subsidiaries, had, at all requisite times while employed by the Company or any Subsidiary held all necessary regulatory, licenses, approvals and authorizations required to enable them to carry out their respective functions within each Authorized Group Company;
     (v) in the three years before the date of this Agreement, each Authorized Group Company has complied with its own compliance policies and procedures, as disclosed to Buyer;
     (vi) in the three years before the date of this Agreement, each Authorized Group Company has ensured that all of its promotional and advertising material complies with Regulatory Requirements;
     (vii) to the Knowledge of the Company, no investigation or enquiry is being or has been conducted or is being contemplated by any Governmental Body with respect to an Authorized Group Company;
     (viii) no regulatory or disciplinary proceedings or actions have been brought and no fine or other penalty has been imposed by any Governmental Body, whether against any Authorized Group Company, or, to the Knowledge of the Company, a director, officer or any employee or former employee of any Authorized Group Company;
     (ix) in the three years before the date of this Agreement, no court orders or warrants under the United Kingdom Proceeds of Crime Act 2002, the United Kingdom Terrorism Act 2000 or any analogous legislation or regulatory requirement in any jurisdiction have been made in relation to any material or information held by any Authorized Group Company;
     (x) there are valid client agreements in place between each Authorized Group Company and its clients to the extent required by the Regulatory Requirements;

     (xi) each Authorized Group Company complies with its obligations under Rule 2.3 of the FSA’s new Conduct of Business sourcebook in relation to the payment and acceptance of fees, commissions and non-monetary benefits; and
     (xii) the complaints register relating to the business of each Authorized Group Company has been maintained in accordance with Regulatory Requirements, is up-to-date and accurate, and there are, to the Knowledge of the Company, no material regulatory complaints or allegations concerning any Authorized Group Company currently in existence.
          (c) Except as disclosed on SEC Form BD of any Subsidiary of the Company filed prior to the date of this Agreement, copies of which have been made available to Buyer, neither the Company nor any Subsidiary has been the subject of any disciplinary proceedings or orders of any Governmental Body arising under applicable Laws which would be required to be disclosed on such Form BD. No such disciplinary proceeding or order is pending or, to the Knowledge of the Company, threatened. Except as disclosed on such Form BD filed prior to the date of this Agreement, neither the Company nor any Subsidiary has been permanently enjoined by the order of any Governmental Body from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security.
          (d) Each Authorized Group Company materially meets the current requirements of the FSA in relation to its Treating Customers Fairly initiative (TCF), and has taken appropriate steps to ensure that it will meet the future requirements of the FSA in relation to TCF as published by the FSA prior to the date of this Agreement.
          (e) All material correspondence between each Authorized Group Company and the FSA for the last three years has been disclosed.
          (f) All binding recommendations (if any) suggested by a Governmental Body to which each Authorized Group Company is subject have been materially implemented to the satisfaction of the relevant Governmental Body.
          (g) All fines and levies (if any) imposed on each Authorized Group Company by any Governmental Body have been paid.
          (h) Each Authorized Group Company has sufficient regulatory capital to meet the capital adequacy requirements of the FSA as at the date of this Agreement and will have sufficient regulatory capital to meet such requirements at all times up to 31 December 2008.
          (i) Without limiting any other provisions of this Section 4.19, except as disclosed on Schedule 4.19(i), the Company and its Subsidiaries are not required to be registered with the SEC as a broker-dealer or a national securities exchange, or with the Commodity Futures Trading Commission (“CFTC”) as a designated contract market and are not subject to the provisions of the Commodity Exchange Act and CFTC regulations governing exempt commercial markets.

     Section 4.20 Books and Records. Except as set forth on Schedule 4.20, the books of account and other financial records of the Company and its Subsidiaries are complete and correct in all material respects, represent actual, bona fide transactions, as applicable, and have been maintained in accordance with sound business practices and all applicable requirements of Law. The minute books of the Company and its Subsidiaries contain accurate and complete records of all meetings held, and all corporate actions taken by, the Stockholders, the Board of Directors and committees of the Board of Directors of the Company and each of its Subsidiaries, and no meeting of any Stockholders, Board of Directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.
     Section 4.21 Related Party Transactions. Except for employment arrangements (including employee benefit plan matters) conducted in the ordinary course of business or as set forth on Schedule 4.21(a), neither the Company nor any of its Subsidiaries is party to any contract, lease or commitment with any Stockholder, director, officer or employee of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any member of the immediate family, grandparents, grandchildren or first cousins of such stockholder, director, officer or employee. Contracts, leases or commitments set forth on Schedule 4.21(a) comply with all Laws applicable to the relevant related party transaction. Except for this Agreement and any liability arising under this Agreement and except for employment arrangements (including employee benefit plans) in effect as of the date of this Agreement or entered into or established after the date of this Agreement in compliance with Article VI, from and after the Closing, neither the Company nor any of its Subsidiaries shall be bound by any Contract or any other arrangement of any kind whatsoever with, or have any liability to, any of the Stockholders. Except as set forth on Schedule 4.21(b), all Contracts concluded between the Company and its Subsidiaries or between any of its Subsidiaries were made at arms’ length.
     Section 4.22 Foreign Assets Control. Neither the Company nor any of its Subsidiaries does business with, sponsors, or provides assistance or support to, the government of, or any person located in, any country, or with any other person, targeted by any of the economic sanctions of the United States administered by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”); the Company is not owned or controlled (within the meaning of the regulations promulgating such sanctions or the Laws authorizing such promulgation) by, any such government or person.
     Section 4.23 AML Standards. The Company has made available to Buyer copies of the policies and procedures used by the Company and its Subsidiaries for verification of the identity of new and existing customers of the Company and its Subsidiaries and compliance with Title III of the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and similar Laws. The Company and its Subsidiaries have each been and are in compliance in all material respects with all such Laws and all “know your client” Laws applicable to the Company or any of its Subsidiaries or to their respective employees in any jurisdiction. Set forth on Schedule 4.23 is a description of the policies and procedures of the Company and its Subsidiaries with respect to such Laws.

     Section 4.24 No Other Representations and Warranties; Knowledge.
          (a) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OR ITS REPRESENTATIVES, DIRECTORS, OFFICERS, OPTIONHOLDERS OR STOCKHOLDERS, HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THE BUSINESS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR REPRESENTATIVES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV (INCLUDING THE ACCOMPANYING SCHEDULES) OR AS PROVIDED PURSUANT TO ARTICLE VIII.
          (b) Without limiting the generality of the foregoing, neither the Company, nor any representative of the Company, nor any of its employees, officers, directors, Optionholders or Stockholders, has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Company and its Subsidiaries made available to Buyer and MergerCo, including due diligence materials, or in any presentation of the business of the Company and its Subsidiaries by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer or MergerCo in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available by the Company and its representatives are not and shall not be deemed to be or to include representations or warranties of the Company, and are not and shall not be deemed to be relied upon by Buyer or MergerCo in executing, delivering and performing this Agreement and the transactions contemplated hereby.
          (c) Whenever a representation or warranty made by the Company herein refers to the “Knowledge of the Company”, such knowledge shall be deemed to consist only of the actual knowledge of the Persons listed in Schedule 4.24(c), after due inquiry (which due inquiry the Company hereby confirms has been made).
          (d) For the avoidance of doubt, this Section 4.24 shall not apply, or otherwise be deemed in any manner, to limit any Person from seeking any available remedy for fraud.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGERCO
     Except as disclosed in any form, statement, certification, report or document filed or furnished by Buyer with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act (collectively, the “Buyer Reports”), Buyer and MergerCo hereby jointly and severally make to the Company the representations and warranties contained in this Article V.
     Section 5.1 Existence; Good Standing. Each of Buyer and MergerCo is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Buyer and MergerCo has all requisite corporate power and authority to own, operate, lease and encumber its properties and assets and carry on its respective business as currently conducted. Each of Buyer and MergerCo is duly licensed or qualified to do business as a foreign corporation under the Laws of each jurisdiction in which the character of its properties or assets or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and would not reasonably be expected to result in a Buyer Material Adverse Effect. For the purposes hereof, “Buyer Material Adverse Effect” means a material adverse effect on the business, financial condition, assets, properties, liabilities or results of operations of Buyer and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or will be considered in determining whether there has occurred, a Buyer Material Adverse Effect: (i) any change, effect or circumstance that Buyer establishes through specific evidence was the proximate result of any action or omission of a party required under this Agreement or the pendency or announcement of the transactions contemplated by this Agreement; (ii) any effect arising from or relating to any change in GAAP or any change in applicable Laws unrelated to the Merger, or the interpretation thereof, and of general applicability after the date of this Agreement; (iii) any failure of Buyer to meet any financial projection or forecast, other than by reason of a breach or violation of any representation or warranty of Buyer pursuant to this Agreement; and (iv) any change or development in economic, political, business or commodities trading market conditions generally (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise); provided, however, that (ii) and (iv) above shall operate only to the extent that such effect, change or development does not affect Buyer and its Subsidiaries, taken as a whole, in a disproportionate manner.
     Section 5.2 Formation and Ownership of MergerCo; No Prior Activities.
     (i) MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of MergerCo is validly issued, fully paid and non-assessable and owned, beneficially and of record, by Buyer free and clear of all claims, stockholder agreements, limitations on Buyer’s voting rights, and Encumbrances of any nature whatsoever.
     (ii) As of the date hereof and as of the Effective Time, except for (A) liabilities incurred in connection with its incorporation and organization, and (B) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated pursuant to this Agreement, MergerCo has not incurred, directly or indirectly, through any of its Subsidiaries, any liabilities or engaged in any business activities of any type or kind whatsoever.

     Section 5.3 Capitalization. As of the date of this Agreement, the authorized capital stock of Buyer consists of (i) 194,275,000 shares of Common Stock, of which, as of March 31, 2008, 71,464,750 shares were issued and 70,504,211 shares were outstanding (960,539 shares being held as treasury stock), and (ii) 25,000,000 shares of Preferred Stock of which zero shares, as of March 31, 2008, were issued and outstanding.
     Section 5.4 Authority; Validity of Agreement; Necessary Action. Each of Buyer and MergerCo has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform its respective obligations hereunder and the consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Buyer and MergerCo and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of Buyer and MergerCo, as the case may be, enforceable against each of them in accordance with its terms.
     Section 5.5 No Conflicts. The execution, delivery and performance by each of Buyer and MergerCo of this Agreement, and the consummation by each of Buyer and MergerCo of the transactions contemplated hereby in accordance with the terms hereof, will not, (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, give rise to a right of termination of or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of Buyer or any of its Subsidiaries pursuant to any Contract to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries’ assets are bound, (ii) conflict with, or result in, any violation of any provision of the Certificate of Incorporation or By-laws of Buyer or the comparable organizational documents of any of Buyer’s Subsidiaries; or (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, or any order of, or any restriction imposed by, any court or other Governmental Body applicable to Buyer or any of its Subsidiaries, except, in the case of clauses (i) and (iii) of this Section 5.5, for any such conflicts, defaults, violations, terminations and any waivers if not obtained that would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect.
     Section 5.6 Governmental Approvals and Consents. No notice or report to, declaration or filing with, or consent or approval of any Governmental Body is required by or with respect to Buyer or any of its Subsidiaries in connection with the execution and delivery by Buyer and MergerCo of this Agreement, and the performance by Buyer or any of its Subsidiaries of any of its obligations under, and the consummation by Buyer or any of its Subsidiaries of the transactions contemplated by, this Agreement in accordance with the terms hereof, except for: (A) the filing of a pre-merger notification and report form by Buyer and MergerCo under the HSR Act, and the expiration or termination of the applicable waiting period thereunder; (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (C) such filings and notices as may be required of Buyer or its Subsidiaries under the Exchange Act or the Securities Act.
     Section 5.7 Buyer Reports; Financial Statements. Buyer has since December 31, 2007 filed or furnished, as applicable, on a timely basis all Buyer Reports required by Law. Each of such Buyer Reports filed or furnished since December 31, 2007, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (as amended, the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to such Buyer Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) such Buyer Reports did not, and any Buyer Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in the financial statements included in such Buyer Reports (including the related notes and schedules) fairly presents the consolidated financial position of Buyer and its Subsidiaries as of its date and each of the consolidated statements of income, retained earnings, and cash flows and of changes in financial position included in the financial statements included in Buyer Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings, members’ equity, cash flows and changes in financial position, as the case may be, of Buyer and its Subsidiaries for the periods set forth therein, in each case in conformity with GAAP consistently applied during the periods involved, except as may be indicated in such statements or in the notes thereto or, in the case of unaudited financial statements, as permitted by the regulations and rules promulgated under the Exchange Act. Except for liabilities and obligations incurred in the ordinary course of business since December 31, 2007, neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, could reasonably be expected to have a Buyer Material Adverse Effect.
     Section 5.8 Absence of Certain Changes. Since December 31, 2007, Buyer and its Subsidiaries have operated their business only in the ordinary course of business consistent with past practices, and without limiting the foregoing, there has not been any change, event or effect that, individually or in the aggregate, would reasonably be expected to result in a Buyer Material Adverse Effect.
     Section 5.9 Compliance. The businesses of each of Buyer and its Subsidiaries have been, and are being, conducted in compliance in all material respects with all Laws. Without limiting the foregoing, Buyer is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.
     Section 5.10 Brokers. Neither Buyer nor any of its Subsidiaries or Affiliates has entered into any contract, arrangement or understanding with any Person or firm that may result in the obligation of such entity or the Company to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger, except that Buyer has retained Morgan Stanley & Co. Incorporated to deliver a fairness opinion to Buyer’s Board of Directors and will owe fees to Morgan Stanley & Co. Incorporated for delivering that fairness opinion.
     Section 5.11 Litigation. There is no litigation, action, suit, claim, arbitration, investigation or other proceeding pending or, to the knowledge of Buyer or MergerCo, threatened, against Buyer or any of its Subsidiaries, that, individually or in the aggregate, has had or would reasonably be expected to have a Buyer Material Adverse Effect, and neither Buyer nor any of its Subsidiaries is a party to or subject to any provision of any outstanding writ, order, judgment, injunction, decree or award of any Governmental Body that, individually or in the aggregate, would reasonably be expected to result in a Buyer Material Adverse Effect.
     Section 5.12 Inspection. Buyer is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Company and its Subsidiaries as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Buyer acknowledges that (a) the Company does not make any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer or MergerCo of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or the future business and operations of the Company and its Subsidiaries or (ii) any other information or documents made available to Buyer or MergerCo or their counsel, accountants or advisors with respect to the Company, its Subsidiaries or any of their respective businesses, assets, liabilities or operations, except as expressly set forth in Article IV of this Agreement (including the accompanying Schedules) or made pursuant to Article VIII of this Agreement, and (b) neither Buyer nor MergerCo has relied or will rely upon any of the information described in subclauses (i) and (ii) of clause (a) above or any other information, representation or warranty except those representations or warranties set forth in Article IV of this Agreement or made pursuant to Article VIII of this Agreement in negotiating, discussing, executing, delivering and performing this Agreement and the transactions contemplated hereby.
     Section 5.13 No other Representations and Warranties; Knowledge.
          (a) NONE OF BUYER OR ANY OF ITS SUBSIDIARIES (INCLUDING MERGERCO) OR ANY OF ITS REPRESENTATIVES, DIRECTORS, OFFICERS OR STOCKHOLDERS, HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO BUYER OR ANY OF ITS SUBSIDIARIES (INCLUDING MERGERCO) OR THE BUSINESS OF BUYER OR ANY OF ITS SUBSIDIARIES (INCLUDING MERGERCO) OR REPRESENTATIVES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V OR AS PROVIDED PURSUANT TO ARTICLE VIII.
          (b) Without limiting the generality of the foregoing, neither Buyer, nor MergerCo, nor any representative of Buyer or MergerCo, nor any of their respective employees, officers, directors or stockholders, has made, and shall not be deemed to have made, any representations or warranties in any materials relating to the business of Buyer and its Subsidiaries (including MergerCo) and stockholders made available to the Company and its Subsidiaries and Stockholders, including due diligence materials, or in any presentation of the business of Buyer and its Subsidiaries (including MergerCo) by management of Buyer, MergerCo or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Company or the Stockholders in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available by Buyer, MergerCo and their representatives are not and shall not be deemed to be or to include representations or warranties of Buyer or MergerCo, and are not and shall not be deemed to be relied upon by Company in executing, delivering and performing this Agreement and the transactions contemplated hereby.
          (c) For the avoidance of doubt, this Section 5.13 shall not apply, or otherwise be deemed in any manner, to limit any Person from seeking any available remedy for fraud.
ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER
     Section 6.1 Conduct of Business Prior to Closing. Except as expressly permitted in this Section 6.1, set forth in Schedule 6.1 or as consented to in writing by Buyer, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, (a) act and carry on its business in the ordinary course of business consistent with past practice and comply with all applicable Laws, (b) use commercially reasonable efforts to maintain and preserve its and each of its Subsidiaries’ business organization, assets and properties and existing relationships and goodwill with customers, suppliers, creditors, lessor, sub-lessees and employees and (c) use commercially reasonable efforts to protect, defend and maintain the ownership, validity and registration of the Company Intellectual Property. Without limiting the generality of the foregoing, except as expressly permitted herein or as set forth in Schedule 6.1 and except that the Company may renew or extend its existing revolving credit facility with JPMorgan Chase Bank N.A. (but may not borrow under such facility without the prior written consent of Buyer), during the Pre-Closing Period, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Buyer (which consent shall not be unreasonably withheld):
          (a) except as set forth in Schedule 6.1(a), split, subdivide, combine, redeem or reclassify, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities (it being understood that the foregoing will not apply to the forfeiture of Company Restricted Stock or the acquisition of Company Restricted Stock for nominal or de minimis consideration, in each case in accordance with the terms of the applicable outstanding Company Restricted Stock agreement as in effect on the date of this Agreement);

          (b) except as set forth in Schedule 6.1(b), authorize for issuance, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or of any its Subsidiaries (other than the issuance of shares by its wholly-owned Subsidiary to it or another of its wholly-owned Subsidiaries), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities (other than the issuance of shares of Common Stock upon the exercise of outstanding Company Options, in accordance with their terms or upon the conversion of any shares of Convertible Preferred Stock, in each case, that are outstanding on the date of this Agreement);
          (c) make any change to the Certificate of Incorporation or By-laws or the organizational documents of its Subsidiaries, or change the authorized capital stock or equity interests of the Company or any Subsidiary;
          (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to it or to any other direct or indirect wholly-owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;
          (e) merge or consolidate itself or any of its Subsidiaries with any other Person, except for any such transactions among its wholly-owned Subsidiaries, or restructure, reorganize or completely or partially liquidate;
          (f) except as set forth in Schedule 6.1(f), (i) incur any Indebtedness for Borrowed Money, or guarantee any indebtedness of another Person, (ii) issue, sell or amend any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, (iii) make any loans, advances (other than routine travel advances, not to exceed $10,000, to employees of the Company and its Subsidiaries in the ordinary course of business consistent with past practice) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries; provided, however, that the Company may, in the ordinary course of business and consistent with prior practices, continue to invest in debt securities maturing not more than 365 days after the date of investment, or (iv) mortgage, pledge or otherwise encumber any assets, or create or suffer any material lien thereupon, except, in each case, in the ordinary course of business and consistent with prior practices pursuant to credit facilities in existence on the date hereof (or any extensions, renewals or refinancings thereof);
          (g) (i) prepay any loans (if any) from its Stockholders, officers or directors or any Person affiliated with any of the foregoing, or (ii) make any change in its borrowing arrangements, or (iii) knowingly waive, release or assign any rights or claims (including any write-off or other compromise of any accounts receivable of the Company or any of its Subsidiaries), other than any such immaterial waiver, release, assignment, write-off or compromise made in the ordinary course of business consistent with past practice; provided, however, that, for the avoidance of doubt, the Company shall not be prohibited from paying any Indebtedness for Borrowed Money or any expenses in connection with the Merger and related transactions;
          (h) make any changes with respect to accounting policies or procedures, except as required by changes in Law or by GAAP;
          (i) except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement and set forth in Schedule 6.1(i) or as otherwise required by applicable Law:
     (i) increase the rates of direct compensation or bonus compensation, severance benefits, welfare benefits or any other benefits payable or to become payable to any officer, management level employee, agent or consultant of the Company or any Subsidiary;
     (ii) establish, adopt, amend or terminate any Benefit Plans (including but not limited to any change in the character of any 401(k) plan from single-employer to multiple-employer status) or amend the terms of any outstanding equity-based awards grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries;
     (iii) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries; and
     (iv) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP.
          (j) acquire assets other than in the ordinary course of business consistent with past practice or as set forth in the 2008 annual forecast of the Company that has been provided to Buyer (the “Annual Budget”) and consistent therewith from any Person in any transaction or series of transactions;
          (k) except as set forth in the Annual Budget and consistent therewith, make or authorize any capital expenditure in excess of $100,000 individually or $1,000,000 in the aggregate;
          (l) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire (except in accordance with the current terms of any agreement of the Company or any of its Subsidiaries that is currently in effect) or otherwise dispose of any material properties or material assets of the Company or its Subsidiaries (including product lines or businesses and capital stock of any of its Subsidiaries), except (i) in connection with services provided in the ordinary course of business consistent with past practice or (ii) pursuant to Contracts in effect prior to the date of this Agreement, and other than the sale of the assets listed on Schedule 6.1(l) ;
          (m) except for Company Transaction Expenses and contractual obligations in effect on the date of this Agreement and disclosed in Schedule 6.1 that the Company and its Subsidiaries are required to perform or discharge, expend, disburse or advance any cash or cash equivalents outside the ordinary course of business consistent with past practice;
          (n) except in the ordinary course of business consistent with past practice or as expressly provided in this Agreement, materially amend or terminate any Material Contract to which the Company or any of its Subsidiaries is party;
          (o) except as set forth in Schedule 6.1(o) and other than in the ordinary course of business consistent with past practice, enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement;
          (p) make or change any Tax election, change any annual Tax reporting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action related to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any Tax period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;
          (q) except as set forth in Schedule 6.1(q), settle or compromise any litigation, investigations or other disputes (whether or not commenced prior to the date of this Agreement) other than settlements or compromises for litigation or other disputes where the amount paid in settlement or compromise does not exceed $100,000 individually or $1,000,000 in the aggregate, for all such litigation or other disputes;
          (r) take any action that could reasonably be foreseen to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;
          (s) except as set forth in Schedule 6.1(s), dispose of or permit to lapse any ownership and/or right to the use of any patent, trademark, trade name, service mark, or copyright owned by the Company or its Subsidiaries (including any of the Company Intellectual Property owned by the Company or its Subsidiaries), or dispose of or disclose to any Person, any Confidential Information (except, for the avoidance of doubt, expiration of patents at the end of their full statutory term), except in accordance with the terms of an agreement in effect on the date hereof;
          (t) allow any of the Registered Intellectual Property to be abandoned, forfeited, cancelled, expunged and/or dedicated to the public (except, for the avoidance of doubt, expiration of patents at the end of their full statutory term);

          (u) amend, modify or supplement the Annual Budget; or
          (v) enter into any executory agreement, commitment or undertaking (whether in writing or orally) to do any of the activities prohibited by the foregoing provisions.
     Section 6.2 Communications. Notwithstanding the foregoing, prior to making any written or material broad-based oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Buyer with a copy of the intended communication, Buyer shall have a reasonable period of time to review and comment on the communication, and Buyer and the Company shall cooperate in providing any such mutually agreeable communication.
ARTICLE VII
ADDITIONAL AGREEMENTS
     Section 7.1 Stockholders Consent.
          (a) The Company shall use its reasonable best efforts to promptly obtain and deliver to Buyer a true, correct and complete copy of the irrevocable and unconditional Stockholder Written Consent, executed and delivered by the Stockholders named on Exhibit A hereto, evidencing the adoption of this Agreement and the approval of the Merger, including (i) the deposit of the Escrow Shares and Escrow Cash into the Escrow Funds, (ii) the right of the Buyer Indemnified Parties, subject to the terms and conditions of this Agreement and the Escrow Agreement, to set off the amount of any Losses with respect to which the Indemnified Parties are entitled to indemnification against the Escrow Funds in accordance with and subject to the limitations set forth herein, and (iii) the appointment of the Stockholders’ Representative as the agent and attorney-in-fact for the Stockholders, having the powers and rights to limited liability and indemnification set forth herein.
          (b) In accordance with this Agreement, the DGCL, and the Certificate of Incorporation, the Company shall use its commercially reasonable efforts to obtain a written consent in the same form as the irrevocable and unconditional Stockholder Written Consent from all of its other Stockholders who are not signatories to the Stockholder Written Consent. In furtherance thereof, the Company shall promptly, but in no event later than ten (10) Business Days after the date hereof, deliver to its Stockholders a form of written consent together with notice and a description of the adoption of this Agreement and approval of the Merger and the other matters approved in the Stockholder Written Consent. The document containing such information (the “Information Statement”) shall be prepared by the Company, shall, subject to Section 7.1(c), include the Board Recommendation (defined in Section 7.1(c)) and the notice required by Section 228 of the DGCL, and shall be reasonably satisfactory to Buyer. The Information Statement shall not, as of the date of mailing, contain any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Company shall also deliver such notices and take such other actions as are required prior to the Closing to comply with the provisions of Section 262 of the DGCL, and if the Merger is approved pursuant to Section 228 of the DGCL shall promptly give any notice required of it under Section 262(d)(2), such that any Stockholder entitled under the Appraisal Rights Provisions to demand appraisal for its shares of Company Stock must do so on or before the Demand Date in order to perfect its statutory rights to such appraisal.
          (c) The Board of Directors of the Company shall not withdraw, alter, modify, change or revoke (i) its recommendation to the Stockholders to vote in favor of adoption and approval of this Agreement (the “Board Recommendation”) nor (ii) its approval of this Agreement, the Merger and the other transactions contemplated by this Agreement.
          (d) Promptly, but in any event within one (1) Business Day following execution of this Agreement by the parties hereto, MergerCo shall deliver to the Company a true, correct and complete copy of an action by written consent, executed and delivered by Buyer evidencing the adoption of this Agreement and the approval of the Merger.
     Section 7.2 Access to Information.
          (a) Without unreasonable disruption of its or its Subsidiaries’ businesses, and subject to Section 7.2(b) below, between the date of this Agreement and the Closing Date, the Company shall, and shall cause each of its Subsidiaries and each of the Company’s and its Subsidiaries’ officers, employees and agents to, give Buyer and MergerCo and their representatives reasonable access upon reasonable notice and during times mutually convenient to Buyer and MergerCo and senior management of the Company and its Subsidiaries to the facilities, properties, employees, books and records of the Company and its Subsidiaries as from time to time may be reasonably requested.
          (b) Buyer and MergerCo shall use commercially reasonable efforts so that any such investigation does not unreasonably interfere with any of the businesses or operations of the Company or its Subsidiaries. All requests by Buyer or MergerCo for access or information shall be submitted or directed exclusively to an individual or individuals to be designated by the Company. In the event that Buyer desires to contact any partner, lender, lessor, vendor, customer, supplier, employee or consultant of the Company or any of its Subsidiaries with respect to the Company or its Subsidiaries or with respect to the transactions contemplated by this Agreement, Buyer shall first inform the Company of such fact and the Company shall cooperate reasonably with Buyer to facilitate such contact and, if requested by the Company, to contact any of the foregoing jointly with Buyer.
          (c) The Company will prepare and furnish to Buyer as soon as they become available, and in any event, not later than thirty (30) days after the end of each month (commencing with the month ended April 30, 2008; provided that the Company shall have until June 10 to deliver the statements for the month ended April 30, 2008) an unaudited consolidated balance sheet and unaudited unconsolidated statements of income and cash flows for the Company and its Subsidiaries for each such full monthly period prior to the Closing. The Company will prepare each of the foregoing financial statements on a basis consistent with the Estimated Reference Date Balance Sheet.

     Section 7.3 Confidentiality. The parties shall adhere to the terms and conditions of that certain confidentiality and non-disclosure agreement, by and between the Company and Buyer, dated November 6, 2007 (the “Confidentiality Agreement”).
     Section 7.4 Regulatory and Other Authorizations; Consents.
          (a) Prior to the Closing Date, the Company and its Subsidiaries, as necessary, shall use commercially reasonable efforts to obtain the consent or approval (or waiver thereof) of any Person that is necessary for the execution and delivery, and the performance of their obligations pursuant to this Agreement, subject to the other provisions of this Section 7.4; provided, however, that neither the Company nor any Subsidiary shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals, other than filing fees and similar payments it may be required to make and the fees and expenses of advisors and agents it engages in connection with obtaining such consents or approvals. During the period prior to the Closing Date, Buyer shall use commercially reasonably efforts to cooperate with the Company and its Subsidiaries in attempting to obtain the consents, approvals and waivers contemplated by this Section 7.4(a).
          (b) The parties hereto shall use commercially reasonable efforts, and shall cooperate with each other, in attempting to obtain any consents and approvals (or waivers thereof) of any Governmental Body required to permit the consummation of the transactions contemplated by this Agreement. Buyer and the Company (and its Subsidiaries) shall advise each other as to material developments with respect to the status of receipt of approvals. Without limitation of the foregoing:
     (i) each party hereto agrees to make an appropriate filing of a Pre-Merger Notification and Report Form under the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days after the date hereof, and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The parties hereto will not unreasonably take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals and shall promptly respond to any requests for additional information from any Governmental Body or other third party in respect thereof. Buyer shall pay all filing and related fees in connection with any such filings that must be made by any of the parties under the HSR Act. Subject to Section 7.4(c) below, Buyer hereby covenants and agrees to use its commercially reasonable efforts to secure termination of any waiting periods under the HSR Act or any other applicable Law and to obtain the approval of the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”) or any other Governmental Body, as applicable, for the Merger and the other transactions contemplated hereby;
     (ii) the Company agrees to make, within thirty (30) days after the date hereof, all appropriate filings with FINRA pursuant to NASD Rule 1017 in relation to the change in ownership of Creditex Securities Corp. resulting from the transactions contemplated by this Agreement, and each of the parties hereto agrees to provide such information as is reasonably necessary to enable the Company to make such filing and to cooperate with the Company and FINRA to enable the approval of FINRA to be obtained; and
     (iii) promptly, but in no event later than 15 Business Days after the date hereof, Buyer and MergerCo agree to make all appropriate filings with the United Kingdom Financial Services Authority (“FSA”) in relation to the proposed acquisition of control (as defined for the purposes of Part XII of the United Kingdom Financial Services and Markets Act 2000 (“FSMA”)) of each of Creditex Brokerage LLP, T-Zero International Limited and Q-Wixx International Limited (the “Authorized Group Companies”) with a view to obtaining from the FSA an indication, in terms satisfactory to Buyer (acting reasonably) that the FSA has no objection to Buyer, MergerCo and each of their controllers acquiring control of each of the Authorized Group Companies, or the relevant three month period for consideration by the FSA having elapsed with no warning notice having been given under Section 183(3) of FSMA, and each of the parties hereto agrees to provide such information about the business of the parties and to co-operate with each other and the FSA, as is reasonably necessary, to prepare and submit such filings and to obtain any necessary consent from the FSA in relation to the proposed acquisition of control.
          (c) Notwithstanding anything herein to the contrary, neither the Company nor any Subsidiary nor Buyer shall be obligated to contest any final action or decision taken by any Governmental Body challenging the consummation of the transactions contemplated by this Agreement, and nothing in this Agreement, including without limitation, this Section 7.4, shall require, or be construed to require, Buyer or the Company nor any of their Affiliates to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Buyer, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumberment by the Company of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company to take any of the foregoing actions) or to agree to any material changes (including, without limitation, through a licensing arrangement) or restriction on, or other impairment of Buyer’s ability to own or operate, any such assets, licenses, product lines, businesses or interests therein or Buyer’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation.
     Section 7.5 Press Releases. The initial press release regarding the Merger shall be a joint press release. Thereafter Buyer and the Company shall use commercially reasonable efforts to develop a joint communications plan and each party shall use commercially reasonable efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan. In addition to the foregoing, neither Buyer or its Subsidiary on the one hand or the Company or its Subsidiary on the other hand shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed, except for any such release, statement or disclosure that may be required by applicable Law.
     Section 7.6 No Solicitations.
          (a) The Company will not, and will not permit any of its Subsidiaries or any of the directors, officers, employees, advisors, representatives or agents of the Company or any of its Subsidiaries to, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets of the Company (other than in the ordinary course of business) or any of its Subsidiaries or any capital stock of the Company or any of its Subsidiaries other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person or entity, any information concerning the business, operations, properties or assets of the Company or its Subsidiaries in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person or entity to do or seek any of the foregoing.
          (b) The Company shall, and shall cause its Subsidiaries, and their respective directors, officers, employees, advisors, representatives and agents to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons or entities (other than Buyer and MergerCo) conducted heretofore with respect to any other Acquisition Transaction.
     Section 7.7 Officers’ and Directors’ Indemnification.
          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any of its Subsidiaries (the “Specified Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer, employee, fiduciary or agent of the Company or any of its Subsidiaries, or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or (ii) the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the Company agrees to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time the Surviving Corporation shall indemnify and hold harmless, as and to the full extent permitted by applicable

Law, each Specified Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) the Company, and the Surviving Corporation and Buyer after the Effective Time, shall promptly pay expenses incurred by each Specified Indemnified Party as the same are incurred in advance of the final disposition of any claim, suit, proceeding or investigation to such Specified Indemnified Party; provided, that the Specified Indemnified Party to whom expenses are advanced shall first provide an undertaking to repay such advances if it is ultimately determined that such Specified Indemnified Party is not entitled to have its expenses paid or to be indemnified in the manner contemplated hereby, and (B) the Company and the Surviving Corporation will cooperate in a reasonable manner to assist in the defense of any such matter; provided, however, that none of the Company, the Surviving Corporation or Buyer shall be liable for any settlement effected without its prior written consent; and provided further that the Company, Surviving Corporation and Buyer shall have no obligation hereunder to any Specified Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the payment of expenses to or the indemnification of such Specified Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Any Specified Indemnified Party wishing to claim indemnification under this Section 7.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company and, after the Effective Time, the Surviving Corporation and Buyer thereof; provided, however, that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Buyer except to the extent such failure to notify prejudices such party.
          (b) Buyer and MergerCo agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of the Company and its Subsidiaries provided for in their respective charters or by-laws or otherwise in effect as of the date hereof shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a “Claim”) asserted or made within such period shall continue until the disposition of such Claim. Without limiting the general indemnification rights of the Indemnified Parties under this Section 7.7, from and after the Effective Time, the Surviving Corporation also agrees to indemnify and hold harmless the present and former officers and directors of the Company and its Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements between the Company and/or one or more of its Subsidiaries.
          (c) At the Effective Time, the Surviving Corporation shall purchase (at Buyer’s expense) an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail Policy”) for the Company’s and its Subsidiaries’ directors and officers in a form acceptable to the Company that shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company; provided, however, that the aggregate cost of such policy shall not exceed $500,000 (the “Premium Limit”), and in the event that the Premium Limit is insufficient for such coverage, Buyer shall purchase the maximum amount of coverage that is available for such amount. Buyer shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.
          (d) The obligations under this Section 7.7 shall not be terminated or modified in such a manner as to adversely affect any Specified Indemnified Party to whom this Section 7.7 applies without the consent of such Specified Indemnified Party (it being expressly agreed that the Specified Indemnified Parties to whom this Section 7.7 applies shall be third party beneficiaries of this Section 7.7 and shall be entitled to enforce the covenants contained herein).
          (e) In the event Buyer or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 7.7.
     Section 7.8 Employee Benefit Arrangements.
          (a) Buyer agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company and its Subsidiaries will continue to be provided with pension and welfare benefits under employee benefit plans that are substantially comparable in the aggregate than those currently provided by the Company and its Subsidiaries to such employees or substantially comparable in the aggregate to those provided to similarly situated employees of Buyer and its Subsidiaries, as elected by Buyer in its sole discretion. Buyer will cause any employee benefit plans which the employees of the Company and its Subsidiaries are eligible to participate in to take into account for purposes of eligibility and vesting thereunder, except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits, service by employees of the Company and its Subsidiaries as if such service were with Buyer, to the same extent such service was credited under a comparable plan of the Company and its Subsidiaries and to the extent that such time period is recognized under the terms of such plan of Buyer.
          (b) Each of Buyer and the Company acknowledges that, for the Benefit Plans listed on Schedule 7.8(b), the consummation of the transactions contemplated by this Agreement will constitute a change in control of the Company. Each of Buyer and the Company further acknowledge that, for the avoidance of doubt, the consummation of the transactions contemplated by this Agreement will not constitute a “Transaction Event” for purposes of the T-Zero Long-Term Incentive Plan and the Q-Wixx Long-Term Incentive Plan.
          (c) Prior to the Effective Time, if requested by Buyer in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall (1) cause to be amended the Benefit Plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Buyer and its Subsidiaries shall commence participation therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation and (2) cause the Company’s 401(k) Plan to be terminated effective immediately prior to the Effective Time.
          (d) To the same extent that such service was recognized by the Company for purposes of the Benefit Plans, Buyer shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans to treat, the service of Surviving Corporation employees with the Company or the Subsidiaries of the Company attributable to any period before the Effective Time as service rendered to Buyer or the Surviving Corporation for all purposes (except for purposes of qualifying for subsidized early retirement benefits, for purposes of benefit accrual under any defined benefit pension plans or to the extent that it would result in a duplication of benefits), including but not limited to, eligibility to participate, vesting and applicability of any minimum waiting periods for participation. Without limiting the foregoing, to the extent reasonably practicable under the Company’s contracts with its insurance carrier(s), Buyer shall not, and shall cause the Surviving Corporation not to, treat any Surviving Corporation employee as a “new” employee for purposes of any exclusions under any health or similar plan of Buyer or the Surviving Corporation for a pre-existing medical condition, and any deductibles and co-pays paid under any of the Company’s or any of its Subsidiaries’ health plans shall be credited towards deductibles and co-pays under the health plans of Buyer or the Surviving Corporation to the extent recognized under the analogous Benefit Plans. Notwithstanding the foregoing, nothing contained herein shall (1) be treated as an amendment of any particular Benefit Plan, (2) give any third party any right to enforce the provisions of this Section 7.8, or (3) obligate Buyer, the Surviving Corporation or any of its Affiliates to (i) maintain any particular Benefit Plan or (ii) retain the employment of any particular employee.
     Section 7.9 Tax Matters.
          (a)   (i) Preparation and Filing of Tax Returns. Buyer shall timely prepare and file, or shall cause to be timely prepared and filed, all Tax Returns of the Company and its Subsidiaries with respect to any taxable year or period that ends on or before the Closing Date, and, with respect to any taxable year or period beginning on or before and ending after the Closing Date (each, a “Straddle Tax Period”), the portion of such taxable year or period ending on and including the Closing Date (each, a “Pre-Closing Tax Period”) which are due after the Closing Date; provided, however, that Buyer shall provide each such Tax Return to the Stockholders’ Representative for its review and comment at least twenty (20) Business Days prior to the date on which such Tax Return is to be filed, and Buyer shall make changes to each such Tax Return as are reasonably requested by Stockholders’ Representative. Buyer shall cause any amounts shown to be due on such Tax Returns to be timely remitted to the applicable Taxing Authority. If any portion of the Taxes due with respect to such Tax Return is allocable to a Pre-Closing Tax Period, then to the extent the applicable Tax liability has not already been taken into account in the calculation of Stockholders Equity through an accrual or reserve, the Buyer shall be indemnified against such Pre-Closing Tax Period Tax liabilities pursuant to Article IX herein.
               (ii) Apportionment of Tax Liabilities. All Taxes imposed on and Tax liabilities with respect to the income, property or operations of the Company or its Subsidiaries that relate to a Straddle Tax Period shall be apportioned to the Pre-Closing Tax Period as follows: (i) in the case of Taxes that are either (A) based upon or related to income or receipts, capital or net worth, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 7.9(c)), such Taxes shall be deemed equal to the amount which would be payable if the Tax year ended with the Closing Date (provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis); and (ii) in the case of Taxes imposed on a periodic basis other than those described in clause (i), including property Taxes and similar ad valorem obligations, such Taxes shall be deemed to be the amount of such Taxes for the entire Straddle Tax Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period. Section 7.9(c) shall control the allocation of Transfer Taxes thereunder. Subject to the terms of this Agreement, Buyer shall be held harmless and indemnified from the Escrow Funds for all Taxes of the Company or any of its Subsidiaries that are attributable to any Pre-Closing Tax Period, whether shown on any original Tax Return or amended Tax Return for the period therein, and Buyer shall be liable for all Taxes that are attributable to any Tax period that begins after the Closing Date, and, with respect to any taxable period beginning on or before and ending after the Closing Date, the portion of such taxable year or period that begins immediately after the Closing Date (each, a “Post-Closing Tax Period”).
               (iii) Tax Return Amendments; Disputes. Buyer (and its Subsidiaries and Affiliates) shall not amend any Tax Returns of the Company or any Subsidiary of the Company for any Pre-Closing Tax Period without the prior written consent of the Stockholders’ Representative, such consent not to be unreasonably withheld. If there is a dispute with respect to whether the written consent of the Stockholders’ Representative is being unreasonably withheld with respect to the amendment of a Tax Return pursuant to this Section 7.9(a)(iii) and the Buyer and the Stockholders Representative are unable to resolve such dispute, the parties shall jointly request the Accounting Referee to resolve such dispute as promptly as possible. The Accounting Referee will make its determination of whether or not the Stockholder Representative’s consent was unreasonably withheld on the basis of whether or not the relevant position on the Tax Return with respect to which the Buyer seeks to make an amendment satisfies the “reasonable basis” standard set forth in Treasury Regulations Section 1.6662-3(b)(3). If the Accounting Referee is unable to make a determination with respect to any disputed issue prior to the due date (including extensions) for the filing of the Tax Return in question, the Buyer may file such Tax Return without the consent of the Stockholders’ Representative, subject, however, to the obligation thereafter to file an amended Tax Return reflecting the final decision of the Accounting Referee (which decision shall be rendered prior to the expiration of the period during which an amended Tax Return may validly be filed with respect to the applicable taxable period), and provided that no claim for indemnification may be made by the Buyer in respect of such disputed Tax Return until the Accounting Referee has rendered its decision in respect of such dispute. Any decision rendered by the Accounting Referee in accordance with this Section 7.9(a)(iii) shall be binding and conclusive, and any expenses relating to the engagement of the Accounting Referee shall be shared equally by the Stockholders and the Buyer.

               (iv) Tax Contests. The Stockholders Representative shall have the right, at its own expense, to participate in and to jointly (with the Buyer) control and settle the portion of any audit, examination, or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes (a “Tax Contest”) for which Buyer may have a right to be indemnified for and held harmless from the Escrow Funds pursuant to this Agreement. Buyer and Surviving Corporation shall give prompt written notice of any such Tax Contest to the Stockholders Representative and shall execute appropriate powers of attorney so as to allow the Stockholders Representative to participate in and jointly control and settle any such Tax Contest as described above. In the event of a conflict between the provisions set forth in Section 9.5 and this Section 7.9, the provisions of this Section 7.9 shall control.
          (b) Cooperation on Tax Matters. Buyer, the Surviving Corporation and the Stockholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns, the filing of any amended Tax Return for a period prior to (or including) the Closing Date, any Tax audits, Tax proceedings or other Tax-related claims, and the authorization and execution of any appropriate powers of attorney to accomplish the foregoing. Such cooperation shall include providing records and information that are reasonably relevant to any such matters, making employees available on a mutually convenient basis to provide additional information, and explaining any materials provided pursuant to this Section 7.9. Buyer, the Surviving Corporation and their respective Subsidiaries and Affiliates shall not destroy or dispose of any Tax workpapers, schedules or other materials and documents supporting Tax Returns of the Company and its Subsidiaries for Pre-Closing Tax Periods until the latter of (i) the Indemnification Cut-Off Date, or (ii) the tenth anniversary of the Closing Date, without the prior written consent of Stockholders’ Representative, and before any disposition or destruction of such materials at any time, Buyer shall give thirty (30) days prior written notice of any such proposed disposition or destruction to the Stockholders’ Representative, and the Stockholders’ Representative shall have the right, in its sole discretion, to take possession of such materials and documents.
          (c) Transfer Taxes. The Buyer, on the one hand, and all of the Stockholders, on the other hand, shall each be liable for fifty percent (50%) of any transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes (“Transfer Taxes”) that become payable in connection with the Merger and other transactions contemplated hereby. The applicable parties shall cooperate in filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure, and to obtain any exemption or refund of any such Transfer Tax.
          (d) Reorganization. Neither Buyer nor the Company shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.
          (e) Tax Representation Letter. The Company shall deliver to Sullivan & Cromwell LLP and to Goodwin Procter LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of the Company, containing representations of the

Company, and Buyer shall deliver to Sullivan & Cromwell LLP and Goodwin Procter LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Buyer, containing representations of Buyer, in each case as shall be reasonably necessary or appropriate to enable Goodwin Procter LLP to render the opinion described in Section 8.3(g) and Sullivan & Cromwell LLP to render an opinion substantially similar to the opinion described in Section 8.3(g) to Buyer.
          (f) Stockholder Vote Concerning Code Section 280G. On or before the thirtieth (30th) day following the date of this Agreement, the Company shall provide Buyer with a document stating: (i) the estimated maximum amount that could be paid to each disqualified individual (as such term is defined in Treasury Regulation Section 1.280G-1, and hereafter referred to as a “Disqualified Individual”) in connection with the Merger and the other transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Benefit Plans currently in effect, assuming that the individual’s employment with the Company is terminated immediately after the Effective Time, (ii) the grant dates, exercise prices and vesting schedules applicable to each Company Option granted to the individual, (iii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such individual as of the date of this Agreement, and (iv) the maximum additional amount that the Company is estimated to have an obligation to pay to each Disqualified Individual to reimburse the Disqualified Individual for any excise Tax imposed under Section 4999 of the Code with respect to the Disqualified Individual’s “excess parachute payments” (as defined in Section 280G(b)(3) of the Code) (including any Taxes, interest or penalties imposed with respect to the excise Tax). Prior to the Effective Time and to the extent that Buyer determines necessary prior to the date that the Company distributes to its Stockholders the information statement relating to the 280G Stockholder Vote (as hereinafter defined), the Company shall conduct a Stockholder vote in a manner that complies with the stockholder vote requirements needed to avail itself of the exemption for small business corporations contained in Section 280G(b)(5) of the Code and the applicable regulations promulgated thereunder (the “280G Stockholder Vote”), and shall, prior to the 280G Stockholder Vote, use commercially reasonable efforts to cause its Disqualified Individuals to waive any payments in respect of the Merger that would not be deductible pursuant to Section 280G of the Code if the 280G Stockholder Vote fails the approval requirements set out in Section 280G(b)(5) of the Code and the applicable regulations promulgated thereunder. Prior to providing the Company’s Stockholders with any materials necessary to comply with such requirements, the Company shall provide a copy of such materials to Buyer in sufficient time (but in no event less than five (5) Business Days prior to such 280G Stockholder Vote) to allow Buyer to comment thereon and shall consider any such comments in good faith. If the 280G Stockholder Vote fails to achieve the requisite approval in respect of any Disqualified Individual, the Company shall provide to Buyer the name of such Disqualified Individuals and amounts waived.
     Section 7.10 Section 16(b) Matters. Prior to Closing, the Board of Directors of Buyer shall adopt resolutions substantially in the form attached to this Agreement as Exhibit E with respect to acquisitions pursuant to the Merger and the other transactions contemplated by this Agreement of Buyer Stock and New Options by any officer of the Company that may, at the Effective Time, be regarded as an individual subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, by virtue of his position with Buyer.

     Section 7.11 Further Action. Each of the parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.
ARTICLE VIII
CONDITIONS TO THE MERGER
     Section 8.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the fulfillment or waiver by consent of the other party, where permissible, at or prior to the Effective Time, of each of the following conditions:
          (a) Stockholder Approval. This Agreement shall have been adopted and approved by a Stockholder Written Consent representing the Required Stockholder Approval, in accordance with the DGCL, the Certificate of Incorporation and the By-laws, and by the stockholder of MergerCo in accordance with the DGCL, such adoption and approval shall represent the requisite approval required by the Company’s Stockholders to consummate the Merger, and such adoption and approval shall remain in full force and effect.
          (b) Hart-Scott-Rodino Act. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
          (c) Governmental Consents. All licenses, permits, consents, authorizations, approvals, qualifications and orders of Governmental Bodies required to consummate the Merger or otherwise set forth in Schedule 8.1(c) of this Agreement shall have been obtained and shall remain in full force and effect.
          (d) No Injunctions, Orders or Restraints; Illegality. No temporary, preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Body of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Body of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Merger illegal or (ii) otherwise prohibiting the consummation of the Merger, and no Governmental Body shall have instituted any proceeding or proposed the enactment of any statute, rule, regulation or executive order that would reasonably be expected to have any such effect.
     Section 8.2 Additional Conditions to Obligations of Buyer and MergerCo. The obligations of Buyer and MergerCo to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Buyer and MergerCo at or prior to the Effective Time:

          (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
          (b) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
          (c) Officer’s Certificate. Buyer shall have received a certificate executed and delivered by the Company’s Chief Executive Officer or Chief Financial Officer, dated as of the Closing Date, stating therein that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(f) have been satisfied.
          (d) Secretary’s Certificate. The Company shall have delivered a certificate of an authorized officer of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (ii) the copies of the Certificate of Incorporation and By-laws, each as in effect from the date of this Agreement until the Closing Date, and (iii) a copy of the resolutions of the Company Board authorizing and approving the applicable matters contemplated hereunder.
          (e) Escrow Agreement. The Escrow Agreement shall remain in full force and effect as between the Stockholders’ Representative and Buyer, and the Escrow Agent shall have executed and delivered the Escrow Agreement.
          (f) No Material Adverse Effect; Preservation of Business. Since the date of this Agreement, there shall not have occurred any change, event, circumstances or development that has had, or is reasonably likely to have, a Company Material Adverse Effect. In addition, as of the Closing Date:
     (i) The Persons employed by the Company and its Subsidiaries in the United States and identified on Schedule 8.2(f)(i), to the extent described on such Schedule, shall be full-time employees of the Company or one of its Subsidiaries as of the Closing Date and shall not have provided to the Company or any of its Subsidiaries notice of their intention to terminate such employment or retire following the Closing;
     (ii) The Persons employed by the Company and its Subsidiaries in the United Kingdom and identified on Schedule 8.2(f)(ii), to the extent described on such Schedule, shall be full-time employees of the Company or one of its Subsidiaries as of the Closing Date and shall not have provided to the Company or any of its Subsidiaries any notice of their intention to terminate such employment or retire following the Closing; and

     (iii) If there is a reduction in the aggregate trading volume in credit derivatives generated by the Company and its Subsidiaries during the period beginning on the first (1st) Business Day following the date of this Agreement and continuing through, and including, the last Business Day prior to the Closing Date, then (x) if the aggregate trading volumes in credit derivatives generated over the same period by GFI Group, Inc., ICAP plc, Tullett Prebon plc and Tradition (UK) Limited and their respective Subsidiaries, considered together, and as reported by research firms, industry associations, equity research analysts, The International Swaps and Derivatives Association, The British Bankers Association and Fitch Ratings, Inc. for the credit derivatives industry generally (collectively, the “Credit Derivatives Industry Group”) have increased, such aggregate trading volumes shall not have increased in a manner that represents a material difference in performance relative to the Company and its Subsidiaries and (y) if such aggregate trading volumes of the Credit Derivatives Industry Group over the same period shall have decreased, then the reduction experienced by the Company and its Subsidiaries shall not be a materially greater reduction, in percentage terms, than the reduction experienced by the Credit Derivatives Industry Group.
          (g) Consents Under Contracts. The Company shall have obtained the consents or approvals required in respect of those Contracts as set forth on Schedule 8.2(g).
          (h) Company Financial Statements. All historical financial statements and information regarding the Company and its Subsidiaries required to be filed by Buyer with the SEC following the Closing pursuant to a Current Report on Form 8-K shall have been prepared and, as applicable, audited and reported on or reviewed by the Company’s independent auditor, and all pro forma financial statements and information regarding Buyer and the Company, and their respective subsidiaries, required to be filed by Buyer with the SEC following the Closing pursuant to a Current Report on Form 8-K shall have been prepared, in each of the foregoing cases in form and substance satisfactory, in Buyer’s judgment, to be filed with the SEC on the next Business Day immediately following the Closing Date on which the SEC is accepting filings. Buyer acknowledges and confirms that it will not require the Company’s or its independent auditors to re-audit or restate the Company’s audited financial statements for the fiscal year ended December 31, 2007, except as may be required to comply with GAAP, the rules and regulations of the SEC, or other applicable laws, regulations or rules, or as it may be advised to do so by Deloitte & Touche.
     Section 8.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Effective Time:
          (a) Representations and Warranties. Each of the representations and warranties of Buyer and MergerCo set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of a specified date, in which case such representation and warranty shall be true and correct as of such specified date) except where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have an Buyer Material Adverse Effect.
          (b) Performance of Obligations of Buyer and MergerCo. Each of Buyer and MergerCo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
          (c) Officer’s Certificate. The Company shall have received a certificate executed and delivered by Buyer’s Chief Executive Officer or Chief Financial Officer, dated as of the Closing Date, stating therein that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.
          (d) Secretary’s Certificate. Each of Buyer and MergerCo shall have delivered a certificate of an authorized officer, dated as of the Closing Date, certifying as to (i) the incumbency of officers executing documents executed and delivered in connection herewith, (ii) copies of their respective incorporation documents, each as in effect from the date of this Agreement until the Closing Date, and (iii) a copy of the votes of their respective Boards of Directors authorizing and approving the applicable matters contemplated hereunder.
          (e) Escrow Agreement. The Escrow Agreement shall remain in full force and effect as between the Stockholders’ Representative and Buyer, and the Escrow Agent shall have executed and delivered the Escrow Agreement.
          (f) Registration Rights Agreement. The Registration Rights Agreement shall be in full force and effect.
          (g) Tax Opinion. The Company and its Stockholders shall have received the opinion of Goodwin Procter LLP, counsel to the Company, dated the Closing Date, to the effect that the merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of Buyer, MergerCo and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel to the Company shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 7.9(e) of this Agreement
          (h) Listing of Buyer Stock. The Buyer Stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

ARTICLE IX
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
     Section 9.1 Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of the parties hereto contained in this Agreement or in any certificate or in any letter agreement between Buyer and the Company delivered by or on behalf of a party hereto pursuant to or in connection with this Agreement, as the case may be, shall survive the Closing and shall remain in full force and effect until the eighteen (18) month anniversary of the Closing Date, except for the representations and warranties set forth in Section 4.8 (Taxes) which shall survive the Closing and remain in full force and effect until the fourth (4th) anniversary of the Closing Date, and except, in all cases, with respect to any Loss (as defined below), claim or breach of any such representation or warranty of which any Indemnified Party shall have provided written notice to the Stockholders’ Representative or Buyer, as applicable, prior to such expiry, in which case the representations and warranties that are subject to such claim shall survive solely for purposes of, and only until, the resolution of such claims; and (b) the respective covenants, agreements and obligations of the parties hereto contained in this Agreement or in any certificate delivered or on behalf of a party hereto pursuant to or in connection with this Agreement, as the case may be, shall survive the Closing and shall remain in full force and effect in accordance with their terms. For the purposes of this Agreement, “Losses” of a Person means any and all losses, liabilities, damages, claims, awards, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) actually suffered or incurred by such Person; provided, that “Losses” shall not include any claim by an Indemnified Party for consequential, incidental, indirect, punitive, special or exemplary damages. Furthermore, (i) for purposes of calculating Losses after a breach has been established, the terms “material,” “in all material respects,” “Company Material Adverse Effect” and any similar qualification, and any $1,000,000 qualification or threshold to any representation or warranty, shall be disregarded, and (ii) solely for purposes of determining if there has been a breach of any of the representations and warranties made by the Company or the Buyer on the Closing Date (but not on the date of this Agreement) for purposes of this Article IX, and not for purposes of determining the satisfaction of any closing condition, the term “Material Adverse Effect” that is used in the Officer’s Certificates delivered pursuant to Section 8.2(c) and Section 8.3(c) shall be disregarded.
     Section 9.2 Buyer/MergerCo Indemnification. Subject to the other terms and conditions of this Agreement, from and after the Closing, Buyer and MergerCo (each a “Buyer Indemnified Party”) shall be held harmless and indemnified from the Escrow Funds to the extent of any Losses (as defined in Section 9.1) resulting from: (a) the breach or inaccuracy of any representation or warranty of the Company contained in this Agreement or in any certificate or in any letter agreement between Buyer and the Company delivered by or on behalf of the Company pursuant to or in connection with this Agreement, as the case may be; or (b) any failure of the Company to fully perform, fulfill or comply with any covenant of the Company contained in this Agreement; (c) any and all unpaid Company Transaction Expenses exceeding the amount accrued or reserved for in the calculation of Stockholders Equity and which was not taken into account in connection with the true-up procedure described in Section 2.5 herein; (d) all costs arising from the Company’s failure to execute a valid 280G Stockholder Vote, including, without limitation (1) the total cost of any Section 280G or Section 4999 gross-up payments made to Disqualified Individuals (including the value of any federal, state or local income Taxes on such gross-up payments), (2) the value of the lost Tax deduction for any payments that become non-deductible pursuant to Section 280G of the Code, (3) the value of any amounts that should have been waived by Disqualified Individuals in connection with the 280G Stockholder Vote to the extent that such amounts are treated as deductions in the calculation of Net Merger Consideration and (4) any claims from employees arising in connection with clauses (1) or (3) hereof, in each case as the amounts in (1) through (4) hereof arise in connection with the transactions contemplated by this Agreement; (e) that certain FINRA investigation referenced in paragraph number 3 of Schedule 4.5(b) ; and (f) matters set forth on Schedule 4.8 ; and (g) Pre-Closing Tax Period Tax liabilities for which Buyer is entitled to indemnification to the extent described in Section 7.9, except for Pre-Closing Tax Period Tax liabilities attributable to matters set forth on Schedule 4.8, which shall be addressed solely under Section 9.2(f).
     Section 9.3 Company Indemnification. Subject to the other terms and conditions of this Agreement, from and after the Closing, the Stockholders, the Vested Optionholders and their respective officers and directors (each a “Stockholder Indemnified Party”) shall be held harmless and indemnified by Buyer to the extent of any Losses resulting from (a) the breach or inaccuracy of any representation or warranty of Buyer or MergerCo contained in this Agreement or in any certificate delivered by or on behalf of Buyer or MergerCo pursuant to or in connection with this Agreement, as the case may be; and (b) any failure of Buyer or the Surviving Corporation to fully perform, fulfill or comply with any covenant of Buyer or the Surviving Corporation contained in this Agreement.
     Section 9.4 Limitations.
          (a) A Buyer Indemnified Party’s indemnification rights pursuant to Section 9.2 and a Stockholder Indemnified Party’s indemnification rights pursuant to Section 9.3, respectively, shall be limited as follows:
     (i) Indemnified Parties shall not be entitled to indemnification pursuant to Section 9.2(a), Section 9.2(e) or Section 9.3(a) except to the extent that the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 9.2(a) or Section 9.3(a) exceeds $2,500,000 (the “Deductible”), and then only to the extent that such Losses exceed the Deductible.
     (ii) Buyer Indemnified Parties shall not be entitled to any indemnification hereunder for any Losses (individually or in the aggregate) in excess of the deemed value of the Escrow Shares (as provided in the Escrow Agreement) and Escrow Cash constituting the Escrow Funds and the right of the Buyer Indemnified Parties to recover for all their indemnifiable Losses shall be limited solely to the Escrow Shares and the Escrow Cash then remaining in escrow pursuant to the terms of the Escrow Agreement.
     (iii) Stockholder Indemnified Parties shall not be entitled to any indemnification hereunder for any Losses (individually or in the aggregate) in excess of the value of the shares of Buyer Stock and Escrow Cash constituting the Escrow Funds as of the date the Escrow Funds are employed to indemnify the Stockholder Indemnified Parties for such Losses and the Stockholder Indemnified Parties’ right to recover for all their indemnifiable Losses shall be limited solely to that value.
     (iv) All claims for indemnification by an Indemnified Party must be made on or before the eighteen (18) month anniversary of the Closing Date (except for claims by Buyer Indemnified Parties for indemnification pursuant to Section 9.2(f) and Section 9.2(g) and claims by Buyer Indemnified Parties for indemnification with respect to the representations and warranties set forth in Section 4.8, which claims must be made on or before the fourth (4th) anniversary of the Closing Date) (the “Indemnification Cut-Off Date”). No indemnification shall be payable to an Indemnified Party with respect to claims asserted by such Indemnified Party after the applicable Indemnification Cut-Off Date, regardless of when the claim accrued or the circumstances that resulted in the claim being asserted after the Indemnification Cut-Off Date. In the event a claim has been properly made on or prior to the applicable Indemnification Cut-Off Date and such claim is unresolved as of such applicable Indemnification Cut-Off Date, then the right to indemnification with respect to such claim shall remain in effect until such matter shall have been finally determined.
     (v) Buyer Indemnified Parties shall not be entitled to indemnification for any Losses pursuant to Section 9.2(f) until the aggregate amount of indemnifiable Losses under such section exceeds $1,000,000 (“Threshold”), whereupon Buyer Indemnified Parties shall then be entitled to be indemnified for all indemnifiable Losses pursuant to Section 9.2(f), without regard to the Threshold, but subject to the other terms of this Article IX.
          (b) The amount of any Losses subject to indemnification under this Article IX shall be calculated net of (i) any insurance proceeds actually received by the Indemnified Party on account of such Losses under insurance policies of the Company and its Subsidiaries in effect prior to the Closing, and (ii) any amounts actually recovered by the Indemnified Party under other indemnity agreements (excluding insurance policies), or from any other Person alleged to be responsible therefor, without duplication. The Indemnified Party shall take all steps as the Indemnifying Party may reasonably request (at the Indemnifying Party’s expense) to enforce recovery of such amounts available under such insurance coverage or other indemnity agreement.
          (c) No Indemnified Party shall be entitled to duplicate or multiple indemnification under this Article IX for any Loss.
          (d) The Surviving Corporation shall not be liable to any Stockholder Indemnified Party, whether jointly, severally, pursuant to contribution or otherwise, in respect of any matter for which a Buyer Indemnified Party may seek indemnification pursuant to this Agreement.

          (e) No Buyer Indemnified Party shall be entitled to indemnification under this Agreement for any Loss arising from a breach of any representation, warranty or covenant set forth herein (and the amount of any Loss incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) if and to the extent such Loss was expressly taken into account in the calculation of Stockholders’ Equity (including, without limitation, any accruals or reserves relating to tax liabilities) or to the extent expressly included as a liability or expense on the Financial Statements (including the footnotes thereto).
          (f) The limitations set forth in this Section 9.4(a)(i) shall not apply to the Buyer Indemnified Parties’ indemnification rights with respect to Losses related to Taxes, including without limitation Losses pursuant to Section 9.2(a) with respect to representations and warranties set forth in Section 4.8 (Taxes) and Losses pursuant to Section 9.2(f) and Section 9.2(g).
     Section 9.5 Notice; Defense of Claims.
          (a) Any Buyer Indemnified Party or Stockholder Indemnified Party (each individually, an “Indemnified Party”) may make claims for indemnification hereunder by giving prompt written notice thereof to the Stockholders’ Representative, in the case of claims made against the Company, or to Buyer, in the case of claims made against Buyer or the Surviving Corporation, prior to the Indemnification Cut-Off Date. If indemnification is sought for a claim, assertion, event or proceeding by or in respect of any third party (a “Third Party Claim”), the Indemnified Party shall also give the Stockholders’ Representative or Buyer, as applicable, written notice of such Third Party Claim as to which such Indemnified Party may request indemnification hereunder, as soon as reasonably practicable after the time that such Indemnified Party learns of such Third Party Claim, and in any event within thirty (30) days thereafter. Any notice given pursuant to this Section 9.5 shall state all material information then available regarding the amount and nature of such claim, assertion, event or proceeding and shall specify the representation, warranty or covenant in this Agreement under which the liability or obligation is asserted. The failure of the Indemnified Party to give notice as provided in this Section 9.5 shall not relieve any party with an indemnification obligation hereunder (each an “Indemnifying Party” and collectively, the “Indemnifying Parties”) from any liability except to the extent that it is actually prejudiced by the failure or delay in giving such notice and then only to the extent of such prejudice.
          (b) In the event that an Indemnifying Party shall object in good faith to the indemnification of an Indemnified Party in respect of any claim or claims specified in a notice given pursuant to this Section 9.5, the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such notice, deliver to the Indemnified Party a notice to such effect, setting forth in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the thirty (30) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement and, if applicable, an instruction to the Escrow Agent. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then each party shall be entitled to pursue its available remedies for resolving the claim for indemnification.
          (c) In the event that a Third Party Claim gives rise to an indemnification claim, the Indemnifying Party may elect to assume and control the defense of such Third Party Claim and any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld or delayed), and the Indemnified Party may participate in such defense at the Indemnified Party’s expense, which shall include counsel of its choice; provided further that the Indemnified Party shall have the right to employ, at the Indemnifying Party’s expense, one counsel of its choice in each applicable jurisdiction (if more than one jurisdiction is involved) to represent the Indemnified Party if, in the Indemnified Party’s reasonable judgment, there exists an actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party; and provided further that, if the Indemnifying Party (i) elects not to defend, compromise or settle a Third Party Claim or (ii) having elected to defend a Third Party Claim, fails to retain counsel to prosecute the action within twenty (20) days of such election, then in such case the Indemnified Party shall have the right to defend such Third Party Claim on behalf of and for the account and risk of the Indemnifying Party. Neither the Indemnifying Party nor the Indemnified Party shall settle or compromise any Third Party Claim without the prior written consent of the Indemnified Party or the Indemnifying Party, as applicable, which consent shall not be unreasonably withheld. No Indemnified Party shall be deemed to have unreasonably withheld its consent to any such proposed settlement or compromise that contains any term that does not consist entirely of a monetary payment and that does not include an unconditional release from all liability without future obligation or liability on the part of the Indemnified Party and its Affiliates. If an Indemnified Party refuses to consent to a bona fide offer of settlement which the Indemnifying Party wishes to accept and which provides solely for monetary payment and includes an unconditional release from all liability without future obligation or prohibition on the part of the Indemnified Party and does not contain an admission of guilt or liability on the part of the Indemnified Party and, in the case of Buyer being the Indemnified Party, such settlement has no adverse effect on the reputation of Buyer, the Indemnified Party may continue to pursue such matter, free of any participation by the Indemnifying Party, at the expense of the Indemnified Party. However, in such event, the obligation of the Indemnifying Party shall be limited to the amount of the offer of settlement which the Indemnified Party refused to accept plus the reasonable costs and expenses of the Indemnified Party incurred prior to the date the Indemnifying Party notified the Indemnified Party of the offer of settlement. The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including making available records relating to such claim and furnishing, at the expense of the Indemnifying Party, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any proceeding relating to such claim.
     Section 9.6 Agreed Claims. Claims (i) for Losses specified in any notice of indemnification claim to which the recipient did not object in writing within 30 days, (ii) for

Losses covered by a memorandum of agreement of the nature described in Section 9.5(b), and (iii) for Losses the validity and amount of which have been the subject of resolution by binding arbitration or of a final non-appealable judicial determination are hereinafter referred to, collectively, as “Agreed Claims”. The Indemnified Party shall be entitled to payment from the Indemnifying Party for all Agreed Claims, subject to all of the terms and limitations set forth in this Article IX, within 10 Business Days of the determination of the amount of any such Agreed Claims. In the case of an Agreed Claim requiring payment to a Buyer Indemnified Party, if payment is not made by the Indemnifying Party within such period, Buyer shall be entitled to give notice to the Escrow Agent in accordance with the Escrow Agreement (which notice the Stockholders’ Representative shall countersign promptly on request) instructing the Escrow Agent, who shall promptly comply with such instruction, to release to Buyer from the Indemnity Escrow Account the number of Escrow Shares and amount of Escrow Cash having an aggregate value (as calculated pursuant to the Escrow Agreement) equal to the amount of such Agreed Claim.
     Section 9.7 Remedies Exclusive. After the Closing, the rights of the parties hereto and the Indemnified Parties to indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Article IX, and such indemnification rights shall be the sole and exclusive remedies of the parties hereto and the Indemnified Parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or its subject matter or arising in connection herewith. To the maximum extent permitted by Law, the parties hereto and the Indemnified Parties hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any Laws at common law, in equity or otherwise. Except as provided in this Article IX, no claim, action or remedy shall be brought or maintained by any party against any other party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties, covenants or agreements of any of the parties hereto set forth or contained in this Agreement. However, notwithstanding anything in this Article IX to the contrary, nothing in this Agreement shall limit any right or remedy of a party with respect to fraud.
     Section 9.8 Treatment of Indemnity Payments. All payments made pursuant to this Article IX are intended to be treated for Tax purposes as consideration for the Company Stock purchased by Buyer in the Merger and shall be treated as such consideration (subject to any requirement to treat a portion as imputed interest) for all Tax purposes except to the extent otherwise required by a final determination or a Taxing Authority.
ARTICLE X
TERMINATION
     Section 10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the execution of the Stockholder Written Consent:

          (a) by the written consent of Buyer (on behalf of itself and MergerCo) and the Company;
          (b) by either of the Company, on the one hand, or Buyer or MergerCo, on the other hand, by written notice to the other:
     (i) if any governmental agency of competent jurisdiction shall have issued an injunction or taken any other action (which injunction or other action the parties hereto shall use their best efforts to lift) that permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, and such injunction shall have become final and non-appealable; or
     (ii) if the consummation of the Merger shall not have occurred on or before December 12, 2008 (the “Termination Date”); provided, however, that (A) the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date; (B) if on December 12, 2008, all of the conditions set forth in Article VIII (other than those conditions which by their nature are required to be satisfied at Closing) have been satisfied or waived, other than the FINRA approval for a change in control, then the Termination Date shall be January 9, 2009 instead; and (C) the parties may mutually agree to extend the period before termination if such failure to consummate the Merger is due to regulatory or antitrust issues;
          (c) by the Company, if the Company is not then in material breach of any term of this Agreement, upon written notice to Buyer, upon a material breach of any representation, warranty or covenant of Buyer or MergerCo contained in this Agreement, provided, however, that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by the Company to Buyer, such that the conditions set forth in Section 8.3(a) or (b) cannot be satisfied or cured prior to the date set forth in Section 10.1(b)(ii);
          (d) by Buyer or MergerCo, if neither Buyer nor MergerCo is then in material breach of any term of this Agreement, upon written notice to Company, upon a material breach of any representation, warranty or covenant of the Company contained in this Agreement, provided, however, that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by Buyer or MergerCo to the Company, such that the conditions set forth in Section 8.2(a) or (b) cannot be satisfied or cured prior to the date set forth in Section 10.1(b)(ii); or
          (e) by Buyer or MergerCo, if the Company fails to obtain and deliver to Buyer the Stockholder Written Consent representing the Required Stockholder Approval within one (1) Business Day of the date of this Agreement or if at any time following such delivery of the Stockholder Written Consent such Stockholder Written Consent is not in full force and effect.

     Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Buyer, MergerCo, the Company, any Stockholder or any Optionholder (collectively with the Stockholders, the “Common Equity Holders,” or each individually, a “Common Equity Holder”) or the Stockholders’ Representative or any of their respective directors, officers, employees, partners, managers, members or stockholders and all rights and obligations of any party hereto shall cease, except for the agreements contained in Section 7.3, this Article X and Article XII; provided, however, that no such termination shall relieve any party hereto of any liability or damage resulting from any willful or intentional breach of this Agreement.
ARTICLE XI
STOCKHOLDERS’ REPRESENTATIVE
     Section 11.1 Appointment. TA Associates, Inc. shall have full power and authority to take all actions under this Agreement and the Escrow Agreement that are to be taken by the Stockholders’ Representative. The Stockholders’ Representative shall take any and all actions which it believes are necessary or appropriate under this Agreement and the Escrow Agreement, including, without limitation, executing the Escrow Agreement as Stockholders’ Representative, giving and receiving any notice or instruction permitted or required under this Agreement or the Escrow Agreement by the Stockholders’ Representative, interpreting all of the terms and provisions of this Agreement and the Escrow Agreement, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Stockholders’ Representative in connection with this Agreement and the Escrow Agreement, defending all indemnity claims against the Escrow Funds pursuant to Section 9.2 of this Agreement (an “Indemnity Claim”), consenting to, compromising or settling all Indemnity Claims, conducting negotiations with Buyer, the Surviving Corporation and their respective agents regarding such claims, dealing with Buyer, the Surviving Corporation and the Escrow Agent under this Agreement, taking any other actions specified in or contemplated by this Agreement and the Escrow Agreement, and engaging counsel, accountants or other representatives in connection with the foregoing matters. Without limiting the generality of the foregoing, the Stockholders’ Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and the Escrow Agreement and to consent to any amendment hereof or thereof in its capacity as Stockholders’ Representative.
     Section 11.2 Authorization. The Company hereby authorizes the Stockholders’ Representative to, and by accepting the merger consideration provided for in Section 2.1(c), Section 2.1(d) or Section 2.2(b), as applicable (subject to Section 2.10 and Section 2.11), each Common Equity Holder shall be deemed to ratify and confirm all that the Stockholders’ Representative shall do or cause to be done by virtue of such Stockholders’ Representative’s appointment as Stockholders’ Representative of such Common Equity Holder and to authorize the Stockholders’ Representative to:

          (a) Receive all notices or documents given or to be given to the Common Equity Holders pursuant hereto or to the Escrow Agreement or in connection herewith or therewith and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement or the Escrow Agreement;
          (b) Engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement or the Escrow Agreement and the transactions contemplated hereby or thereby as the Stockholders’ Representative may in its sole discretion deem appropriate; and
          (c) Take such action as the Stockholders’ Representative may in its sole discretion deem appropriate in respect of: (i) waiving any inaccuracies in the representations or warranties of Buyer or MergerCo contained in this Agreement or in any document delivered by Buyer or MergerCo pursuant hereto; (ii) taking such other action as the Stockholders’ Representative is authorized to take under this Agreement or the Escrow Agreement; (iii) receiving all documents or certificates and making all determinations, in its capacity as Stockholders’ Representative, required under this Agreement or the Escrow Agreement; and (iv) all such actions as may be necessary to carry out any of the transactions contemplated by this Agreement and the Escrow Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to Article IX and any waiver of any obligation of Buyer or the Surviving Corporation.
     Section 11.3 Agency. Notwithstanding any provision herein to the contrary, the Stockholders’ Representative is not an agent of the Common Equity Holders, and shall have no duties to the Common Equity Holders or liability to the Common Equity Holders with respect to any action taken, decision made or instruction given by the Stockholders’ Representative in connection with the Escrow Agreement or this Agreement
     Section 11.4 Indemnification and Exculpation. The Stockholders’ Representative shall be indemnified by the Common Equity Holders for and shall be held harmless against any loss, liability or expense incurred by the Stockholders’ Representative or any of its Affiliates and any of their respective partners, directors, officers, employees, agents, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case relating to the Stockholders’ Representative’s conduct as Stockholders’ Representative, other than losses, liabilities or expenses resulting from the Stockholders’ Representative’s willful misconduct in connection with its performance under this Agreement and the Escrow Agreement. This indemnification shall survive the termination of this Agreement. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be paid exclusively from the Stockholders’ Representative Expense Fund. The Stockholders’ Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Stockholders’ Representative in accordance with such advice, the Stockholders’ Representative shall not be liable to the Common Equity Holders. Neither Buyer, MergerCo, the Company nor the Surviving Corporation shall be in any way responsible to any Common Equity Holder for any Loss suffered by reason of the performance by the Stockholders’ Representative of such Stockholders’ Representative’s duties under this Agreement or the Escrow Agreement.

     Section 11.5 Access to Information. The Stockholders’ Representative shall have reasonable access to all information of and concerning any Indemnity Claim and which is in the possession, custody or control of Buyer or the Surviving Corporation and the reasonable assistance of Buyer’s and the Surviving Corporation’s officers and employees for purposes of performing the Stockholders’ Representative’s duties under this Agreement or the Escrow Agreement and exercising its rights under this Agreement and the Escrow Agreement, including for the purpose of evaluating any Indemnity Claim against the Escrow Funds by any Buyer Indemnified Party; provided, however, that the Stockholders’ Representative shall treat confidentially and not, except in connection with enforcing its rights under this Agreement and the Escrow Agreement, disclose any nonpublic information from or concerning any Indemnity Claim to anyone (except to the Stockholders’ Representative’s attorneys, accountants or other advisers, to Stockholders and on a need-to-know basis to other individuals who agree to keep such information confidential), and provided, further, that the foregoing shall not require Buyer or the Surviving Corporation (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of Buyer or the Surviving Corporation, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality, (ii) to disclose any information developed or discovered with respect to any period or date following the Closing Date, or (iii) to disclose any privileged information of Buyer or the Surviving Corporation, as the case may be, or any of its Subsidiaries.
     Section 11.6 Reasonable Reliance. In the performance of its duties hereunder, the Stockholders’ Representative shall be entitled to rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Common Equity Holders or any party hereunder and assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so. By accepting the merger consideration provided for in Section 2.1(c), Section 2.1(d), or Section 2.2(b), as applicable (subject to Section 2.10 and Section 2.11), each of the Common Equity Holders hereby expressly acknowledges and agrees that Buyer, MergerCo and the Company shall be entitled to rely on, and enforce, any and all actions, agreements, understandings or commitments taken or entered into, as the case may be, by the Stockholders’ Representative under this Agreement and the Escrow Agreement without liability to, or obligation to inquire of, any of the Common Equity Holders, and notwithstanding any dispute or disagreement among the Common Equity Holders.
     Section 11.7 Orders. The Stockholders’ Representative is authorized, in its sole discretion, to comply with final, nonappealable orders or decisions issued or entered by any court of competent jurisdiction or arbitrator with respect to the Escrow Funds. If any portion of the Escrow Funds is disbursed to the Stockholders’ Representative and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Stockholders’ Representative is authorized, in its sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Stockholders’ Representative complies with any such order, writ, judgment or decree, he shall not be liable to any Common Equity Holders or to any other

Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled set aside or vacated.
     Section 11.8 Removal of Stockholders’ Representative; Authority of Stockholders’ Representative. A majority in interest of the Stockholders, voting together as a single class, shall have the right at any time during the term of the Escrow Agreement to remove the then-acting Stockholders’ Representative and to appoint a successor Stockholders’ Representative; provided, however, that neither such removal of the then acting Stockholders’ Representative nor such appointment of a successor Stockholders’ Representative shall be effective until the delivery to the Escrow Agent of executed counterparts of a writing signed by such majority in interest of the Stockholders with respect to such removal and appointment, together with an acknowledgement signed by the successor Stockholders’ Representative appointed in such writing that he, she or it accepts the responsibility of successor Stockholders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Stockholders’ Representative. For all purposes hereunder, a majority in interest of the Stockholders shall be determined on the basis of each Stockholder’s Pro Rata Portion. Each successor Stockholders’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholders’ Representative, and the term “Stockholders’ Representative” as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Stockholders’ Representative. Neither the removal of a, nor the appointment of a successor, Stockholders’ Representative shall affect in any manner the validity or enforceability of any actions taken or agreements, understandings or commitments entered into by the prior Stockholders’ Representative, which shall continue to be effective and binding upon the Stockholders, and Buyer, the Surviving Corporation and any other relevant counterparty shall continue to have the right to rely on, and enforce, all such actions, agreements, understandings or commitments taken or entered into, as the case may be, by the prior Stockholders’ Representative and their rights with respect thereto shall not be affected, waived or discharged by any such removal or appointment.
     Section 11.9 Expenses of the Stockholders’ Representative. The Stockholders’ Representative Expense Fund shall be used to reimburse the out of pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Stockholders’ Representative in performing all of its duties and obligations under this Agreement and the Escrow Agreement.
     Section 11.10 Irrevocable Appointment. Subject to Section 11.8, the appointment of the Stockholders’ Representative hereunder is irrevocable and any action taken by the Stockholders’ Representative pursuant to the authority granted in this Article IX shall be effective and absolutely binding as the action of the Stockholders’ Representative under this Agreement or the Escrow Agreement.

ARTICLE XII
GENERAL PROVISIONS
     Section 12.1 Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) or via facsimile (providing proof of receipt) to the parties at the following addresses (or at such other address for a party as specified by like notice):
          if to the Company, to:
Creditex Group Inc.
875 Third Avenue, 29th Floor
New York, NY 10022
Attn: Chief Executive Officer
Facsimile: (212) 323-7466
          with copy to:
Goodwin Procter LLP
New York Times Building
620 Eighth Avenue
New York, NY 10018
Attn: John R. LeClaire, Esq. and
Stuart L. Rosenthal, Esq.
Facsimile: (212) 355-3333
          if to Buyer or MergerCo, to:
IntercontinentalExchange, Inc.
2100 RiverEdge Pkwy, 5th Floor
Atlanta, GA 30328
Attn: Johnathan Short, Senior Vice President and General Counsel
Facsimile: (770) 857-4755
          with a copy to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attn: John Evangelakos, Esq.
Facsimile: (212) 558-3588
          If to Stockholders’ Representative, to:
TA Associates, Inc.

25 Knightsbridge, 2nd Floor
London, England
SW1X 7RZ
Attn: Jonathan W. Meeks
Facsimile: +44 0 20 7823 0201
with a copy to:
Goodwin Procter LLP
New York Times Building
620 Eighth Avenue
New York, NY 10018
Attn: John R. LeClaire, Esq. and
Stuart L. Rosenthal, Esq.
Facsimile: (212) 355-3333
     Section 12.2 Disclosure Schedules. Certain information set forth in the schedules to this Agreement (the “Schedules”) is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information in the Schedules shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Buyer, MergerCo or the Company, as applicable, in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Buyer, the Company or the Stockholders’ Representative on behalf of the Common Equity Holders, as applicable. Further, for the avoidance of doubt, the references throughout Article IV to $1,000,000 worth of liabilities, damages or payments shall in no event, in and of itself, be deemed a standard for establishing the existence of a “Material Adverse Effect” as such term is used throughout this Agreement. The section number headings in the Schedules correspond to the section numbers in this Agreement. Disclosures included in any Schedule shall be considered to qualify only the corresponding Section of this Agreement which expressly indicates that such section is to be qualified by a particular Disclosure Schedule except to the extent that it is reasonably apparent, given the nature and content of such disclosure, that the disclosure of such matter is intended to qualify a further Section of this Agreement which expressly indicates that such section is to be qualified by a particular Disclosure Schedule.
     Section 12.3 Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Schedules and Exhibits hereto, any documents executed by the parties simultaneously herewith or pursuant hereto and the Confidentiality Agreement, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement (excluding the provisions of this Agreement), which shall survive the execution of this Agreement and any termination of this Agreement. Buyer and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto or any other Person entitled to indemnification (whether pursuant to Section 7.7 or Article IX herein), in accordance with and subject to the terms of this Agreement, and this Agreement (with the exception of Section 7.7 and Article IX) is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein.
     Section 12.4 Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Any such assignment which is purported to be made without such prior written consent shall be null and void.
     Section 12.5 Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.
     Section 12.6 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. For the purposes of this Agreement, “Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d) of the Exchange Act). References to a Person are also to its permitted successors and assigns.
     Section 12.7 Fees and Expenses. Except as otherwise expressly provided for in this Agreement, whether or not the Merger is consummated, each of Buyer (on behalf of Buyer and MergerCo), on the one hand, and the Company, on the other hand, shall bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.
     Section 12.8 Choice of Law/Consent to Jurisdiction. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of New York (or the Laws of the State of Delaware solely with respect to those matters addressed herein which are, by their nature, governed by the DGCL), without regard to its rules of conflict of Laws. Each of the Company, Buyer, MergerCo and the Stockholders’ Representative hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the state or federal courts of the State of New York located in New York County, New York (the “Chosen Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.1, or in such other manner as may be permitted by Law, shall be valid to the fullest extent permitted by applicable Law and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.
     Section 12.9 Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the Stockholders of the Company and MergerCo; provided, however, that after the execution of the Stockholder Written Consent, no amendment shall be made that by Law requires further approval by the Stockholders without obtaining the approval of the Stockholders’ Representative.
     Section 12.10 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.
     Section 12.11 Conflicts and Privilege. It is acknowledged by each of the parties hereto that the Stockholders’ Representative has retained Goodwin to act as its counsel in connection with the transactions contemplated hereby. Buyer and MergerCo hereby agree that, in the event that a dispute arises after the Closing between Buyer and its Subsidiaries on the one hand, and the Stockholders’ Representative and the Common Equity Holders on the other hand, Goodwin may represent the Stockholders’ Representative and Common Equity Holders in such dispute even though the interests of the Stockholders’ Representative and Common Equity Holders may be directly adverse to Buyer, and its Subsidiaries, and even though Goodwin may have represented the Company or its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation or its Subsidiaries; provided, however, that the foregoing waiver shall not relieve or excuse Goodwin from its obligation to keep confidential non-public information of the Company and its Subsidiaries and to preserve and protect all privileges or the Company and its Subsidiaries.

     Section 12.12 Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.
     Section 12.13 Specific Performance. The parties hereby acknowledge and agree that a material breach by any party of its agreements and covenants hereunder (including, without limitation, the failure of a party to consummate the transactions contemplated hereby following the satisfaction or waiver of all applicable conditions to closing, other than those conditions that by their nature are to be performed at the Closing) will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of such party’s obligations hereunder if it established that any such material breach has occurred.
     Section 12.14 Miscellaneous. This Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns and is not intended to confer upon any other Person any rights or remedies hereunder and may be executed in two or more counterparts which together shall constitute a single agreement.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COMPANY: CREDITEX GROUP INC.
By:	/s/ Sunil Hirani
	Name:	Sunil Hirani
	Title:	Chief Executive Officer

BUYER: INTERCONTINENTALEXCHANGE, INC.
By:	/s/ Scott A. Hill
	Name:	Scott A. Hill
	Title:	Senior Vice President & CFO

MERGERCO: COLUMBIA MERGER CORPORATION
By:	/s/ Scott A. Hill
	Name:	Scott A. Hill
	Title:	President & Treasurer

STOCKHOLDERS’ REPRESENTATIVE: TA ASSOCIATES, INC.
By:	/s/ Johnathan Meeks
	Name:	Johnathan Meeks
	Title:	Managing Director

ANNEX A
DEFINED TERMS

Term	Section
280G Stockholder Vote	Section 7.9(f)
Accounting Referee	Section 2.5(c)
Accredited Investor	Section 2.10(b)
Acquisition Transaction	Section 7.6(a)
Affiliate	Section 4.12(e)
Aggregate Merger Consideration	Section 2.1(e)(i)
Aggregate Promissory Note Proceeds	Section 2.1(e)(ii)
Agreed Claims	Section 9.6
Agreement	Preamble
Annual Budget	Section 6.1(j)
Appraisal Rights Provisions	Section 3.3(a)
Authorized Group Companies	Section 7.4(b)(iii)
Benefit Plans	Section 4.9(a)
Board Recommendation	Section 7.1(c)
Business Day	Section 1.4
Buyer	Preamble
Buyer Indemnified Party	Section 9.2
Buyer Material Adverse Effect	Section 5.1
Buyer Reports	Article V
Buyer Restricted Stock	Section 2.2(b)
Buyer Stock	Section 2.1(c)
By-laws	Section 4.1(a)
Cash Consideration per Share	Section 2.11(a)
Cash Election	Section 2.1(c)
Certificate of Incorporation	Section 4.1(a)
Certificate of Merger	Section 1.2
Certificates	Section 3.2(b)
CFTC	Section 4.19(i)
Chosen Courts	Section 12.8
Claim	Section 7.7(b)
Closing	Section 1.4
Closing Balance Sheet	Section 2.5(b)
Closing Date	Section 1.4
Closing Date Stockholders’ Equity	Section 2.5(b)
Closing Date Stockholders’ Equity Adjustment	Section 2.5(d)(i)
Closing Price	Section 2.1(e)(iii)
Code	Recitals
Common Equity Holder	Section 10.2
Common Stock	Section 2.1(c)
Common Stock Certificate	Section 2.1(c)

Term	Section
Common Stock Merger Consideration per Share	Section 2.1(e)(iv)
Company	Preamble
Company Board	Recitals
Company’s Financial Statements	Section 4.5(a)
Company Intellectual Property	Section 4.13(j)(i)
Company Licensed Software	Section 4.14(e)(i)
Company Material Adverse Effect	Section 4.1(a)
Company Non-U.S. Plans	Section 4.9(a)
Company Options	Section 2.2(a)(i)
Company Plans	Section 4.9(a)
Company Proprietary Software	Section 4.14(e)(ii)
Company Restricted Stock	Section 2.2(b)
Company Software	Section 4.14(e)(iii)
Company Stock	Section 2.1(e)(v)
Company Transaction Expenses	Section 2.4
Confidential Information	Section 4.13(j)(ii)
Confidentiality Agreement	Section 7.3
Contract	Section 4.4(a)
Conversion Ratio	Section 2.1(d)
Convertible Preferred Stock	Section 2.1(d)
Convertible Preferred Stock Certificate	Section 2.1(d)
Credit Derivatives Industry Group	Section 8.2(f)(iii)
D&O Tail Policy	Section 7.7(c)
Deductible	Section 9.4(a)(i)
Demand Date	Section 3.3(a)
DGCL	Recitals
Disqualified Individual	Section 7.9(f)
Dissenting Shares	Section 3.3(a)
DOJ	Section 7.4(b)(i)
Effective Time	Section 1.2
Electing Employee Stockholder	Section 2.11(a)
Election Deadline	Section 3.1(b)
Encumbrance	Section 4.10(c)
Environment	Section 4.15(d)(i)
Environmental Laws	Section 4.15(d)(ii)
ERISA	Section 4.9(a)
ERISA Affiliate	Section 4.9(a)
Escrow Agent	Section 2.7
Escrow Agreement	Section 2.7
Escrow Cash	Section 2.7(ii)
Escrow Funds	Section 2.7
Escrow Funds per Share	Section 2.1(e)(vi)
Escrow Shares	Section 2.7(i)
Estimated Closing Balance Sheet	Section 2.5(a)
Estimated Closing Date Stockholders’ Equity	Section 2.5(a)
Estimated Reference Date Balance Sheet	Section 2.1(e)(vii)

Term	Section
Estimated Reference Date Cash Amount	Section 2.1(e)(viii)
Estimated Reference Date Stockholders’ Equity	Section 2.1(e)(ix)
Estimated Stockholders’ Equity Adjustment	Section 2.1(e)(x)
Exchange Act	Article V
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(a)
Expense Amount	Section 2.6
Final Cash Adjustment	Section 2.5(d)(ii)
Final Closing Adjustment	Section 2.5(d)(iii)
Final Stockholders’ Equity Adjustment	Section 2.5(d)(iv)
FINRA	Section 4.4(b)
Forfeited Shares	Section 2.2(b)
Form of Election	Section 3.1(a)
FSA	Section 7.4(b)(iii)
FSMA	Section 7.4(b)(iii)
FTC	Section 7.4(b)(i)
Fully Diluted Shares Outstanding	Section 2.1(e)(xi)
GAAP	Section 2.1(e)(xii)
Goodwin	Section 1.4
Governmental Body	Section 4.4(b)
Governmental Permits	Section 4.19(a)
Hazardous Material	Section 4.15(d)(iii)
HSR Act	Section 4.4(b)
Indebtedness for Borrowed Money	Section 2.1(e)(xiii)
Indemnification Cut-Off Date	Section 9.4(a)(iv)
Indemnified Party	Section 9.5(a)
Indemnifying Parties	Section 9.5(a)
Indemnifying Party	Section 9.5(a)
Indemnity Claim	Section 11.1
Information Statement	Section 7.1(b)
Insurance Policies	Section 4.16
Intellectual Property	Section 4.13(j)(iii)
Intellectual Property Licenses	Section 4.13(j)(iv)
Intellectual Property License Out	Section 4.13(j)(iv)
IRS	Section 4.8(a)(iv)
Knowledge of the Company	Section 4.24(c)
Latest Audited Balance Sheet	Section 4.5(a)(i)
Laws	Section 4.18
Lease	Section 4.10(b)
Leased Real Property	Section 4.10(b)
Leases	Section 4.10(b)
Losses	Section 9.1
LTIP Awards	Section 4.2(a)
Material Contracts	Section 4.12
Maximum Cash Consideration	Section 2.11(b)
Merger	Recitals

Term	Section
Merger Consideration	Section 2.1(e)(xiv)
MergerCo	Preamble
Net Merger Consideration	Section 2.1(e)(xv)
New Option	Section 2.2(a)(ii)
Nominal Net Merger Consideration	Section 2.1(e)(xvi)
Non-Accredited Investor	Section 2.10(b)
OFAC	Section 4.22
Option Exchange Consideration	Section 2.1(e)(xvii)
Optionholders	Section 2.2(a)(i)
Oversubscription Amount	Section 2.11(b)
Patents	Section 4.13(j)(iii)
Pension Plan	Section 4.9(a)
Permitted Lien	Section 4.10(c)
Person	Section 12.6
Post-Closing Tax Period	Section 7.9(a)(ii)
Pre-Closing Period	Section 6.1
Pre-Closing Tax Period	Section 7.9(a)(i)
Preferred Stock Merger Consideration per Share	Section 2.1(d)
Premium Limit	Section 7.7(c)
Pro Rata Portion	Section 2.1(e)(xviii)
Q-Wixx LTIP Awards	Section 2.2(c)
Reference Date Balance Sheet	Section 2.5(b)
Reference Date Stockholders’ Equity	Section 2.5(b)
Registered Intellectual Property	Section 4.13(j)(v)
Regulatory Requirements	Section 4.19(b)(iii)
Required Stockholder Approval	Section 4.1(b)
Review Period	Section 2.5(b)
Release	Section 4.15(d)(iv)
Released Escrow Consideration	Section 2.7
Restricted Cash	Section 2.1(e)(xix)
Sarbanes-Oxley Act	Section 5.7
Schedules	Section 12.2
SEC	Section 4.4(b)
Securities Act	Section 2.10(a)
Self-Regulatory Organization	Section 4.4(b)
Series A Convertible Preferred Stock	Section 2.1(d)
Series C Convertible Preferred Stock	Section 2.1(d)
Series D Convertible Preferred Stock	Section 2.1(d)
Software	Section 4.14(e)(iv)
Specified Indemnified Parties	Section 7.7(a)
Stock Plan	Section 2.1(e)(xxi)
Stockholder	Section 2.1
Stockholder Indemnified Party	Section 9.3
Stockholder Written Consent	Recitals
Stockholders	Section 2.1
Stockholders’ Equity	Section 2.1(e)(xx)

Term	Section
Stockholders’ Representative	Preamble
Stockholders’ Representative Expense Fund	Section 2.6
Straddle Tax Period	Section 7.9(a)(i)
Subsidiary	Section 2.1(e)(xxii)
Surviving Corporation	Section 1.1
Tax Representation Letter	Section 7.9(e)
Tax Returns	Section 4.8(b)(iii)
Taxes	Section 4.8(b)(i)
Taxing Authority	Section 4.8(b)(ii)
Tax Contest	Section 7.9(a)(iv)
Termination Date	Section 10.1(b)(ii)
Third Party Claim	Section 9.5(a)
Threshold	Section 9.4(a)(v)
Transfer Taxes	Section 7.9(c)
True-up Statement	Section 2.5(b)
T-Zero LTIP Awards	Section 2.2(c)
Unvested Company Option	Section 2.2(a)(i)
Vested Company Option	Section 2.2(a)(i)
Vested Optionholder	Section 2.2(a)(i)